UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               Pursuant to Section 12(b) or (g) of the Securities
                              Exchange Act of 1934


                              PAWNBROKER.COM, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                        33-0794473
------------------------------------        ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


85 Keystone, Suite F, Reno, Nevada                       89503
------------------------------------        ------------------------------------
(Address of principal executive offices)                (Zip Code)


                  Registrant's telephone number: (775) 332-5048

           Securities to be registered under Section 12(b) of the Act:


             NONE                                        None
------------------------------------        ------------------------------------
Title of each class to be so registered      Name of each exchange on which each
                                                  class is to be registered


           Securities to be registered under Section 12(g) of the Act:


                   Common Shares, Par Value $0.00001 Per Share
--------------------------------------------------------------------------------
                                (Title of Class)


                                 Not Applicable
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS

NOTE REGARDING FORWARD LOOKING STATEMENTS.........................................................................1

Item 1. Description of Business...................................................................................2

Item 2. Financial Information....................................................................................35

Item 3. Properties...............................................................................................41

Item 4. Security Ownership of Certain Beneficial Owners and Management...........................................41

Item 5. Directors, Executive Officers, Promoters and Control Persons.............................................42

Item 6. Executive Compensation...................................................................................45

Item 7. Certain Relationships and Related Transactions...........................................................51

Item 8. Legal Proceedings. ......................................................................................51

Item 9. Marketing Price of and Dividends on Registrant's Common Equity
         and Related Stockholder Matters.........................................................................51

Item 10.  Recent Sales of Unregistered Securities................................................................52

Item 11. Descriptions of Registrant's Securities to be Registered................................................54

Item 12.  Indemnification of Directors and Officers..............................................................54

Item 13.  Financial Statements and Supplementary Data............................................................55

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................55

Item 15.  Financial Statements and Exhibits......................................................................56


NOTE REGARDING FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information contained herein constitutes "forward-looking statements," including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, as well as all projections of future results. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Registrant to be materially different from any future results or achievements of the Registrant expressed or implied by such forward-looking statements. Such factors include, but are not limited to the following: the Registrant's limited operating history; history of losses; risks involving new product development; competition; management of growth and integration; risks of technological change; the Registrant's dependence on key personnel, marketing relationships with pawnshops and third party suppliers; the Registrant's ability to protect its intellectual property rights; government regulation of Internet commerce and the pawn industry; economic and political factors; dependence on continued growth in use of the Internet; risk of technological change; capacity and systems disruptions; liability for Internet content; uncertainty regarding infringing intellectual property rights of others; security risks; year 2000 compliance risks and the other risks and uncertainties described under "Description of Business - Risk Factors" in this registration statement. Certain of the forward looking statements contained in this registration statement are identified with cross-references to this section and/or to specific risks identified under "Description of Business - Risk Factors".

The Registrant's management has included projections and estimates in this registration statement, which are based primarily on management's assessment of the Registrant's results of operations, discussions and negotiations with third parties, management's experience and a review of information filed by its competitors with the Securities and Exchange Commission. Investors are cautioned against attributing undue certainty to management's projections.

Item 1.   Description of Business.

General Overview

We, Pawnbroker.com, Inc., are a Delaware corporation in the development stage, which means we are in the process of developing our business and have no revenues from our operations and have not generated any profits. We intend to launch a web site designed to provide online customers a fundamentally new method to search for and buy merchandise from the inventories of pawnshops. Our web site is located at www.pawnbroker.com.

We intend to enter into agreements with "brick-and-mortar" pawnshops with existing physical locations under which each participating pawnshop will agree to make certain items or all of their inventory available for purchase through Pawnbroker.com at prices established by the pawnshop or on a "make an offer" basis. Based on our discussion with potential participants, we believe that our Pawnbroker.com web site services will be particularly attractive to small independent pawnshops and small pawnshop chains, who sell their merchandise exclusively through their physical locations and may be limited by the scope of their geographic market. We intend to generate revenues by charging pawnshops a transaction fee, ranging between 5% to 10% of the purchase price, on successfully completed transactions. The Company's management and its board of advisors are in the process of determining an appropriate transaction fee policy, and the Company anticipates that the transaction fee policy will be finalized in late November 1999.

We are currently in the process of completing the development of the software and technology related to our business and intend to beta test our web site in December 1999 with approximately 65 pawnshops who have orally committed to participate in the tests by each listing approximately 500 items of merchandise on our site. See "Plan of Operation Complete Beta Testing of Our Web Site." After completing beta tests and debugging our software, we intend to launch our site to the general public in two phases:

     1. Soft Launch: Our soft launch is scheduled for January 2000 and is anticipated to feature between 65 and 100 participating pawnshops. The general public will be allowed to access general information about (i) the pawn industry, (ii) our web site, (iii) our participating pawnshops, (iv) our policies related to purchasing merchandise on our web site and our Pawnbroker.com Satisfaction Program and (iv) the schedule for our hard launch when they will be able to purchase merchandise on our web site. Participating pawnshops will be able to
          (i) use Pawnbroker.com email; (ii) complete applications to become a participating pawnshop; (iii) upload inventory lists of merchandise to sell on our web site when we complete the hard launch of our web site; and (iv) access information specifically designed for pawnshops including pawnshop regulatory information, instructions and guidelines related to listing merchandise for sale on our web site, our policies and procedures related to participating pawnshops and information posted on our web site by our participating pawnshops. We do not anticipate that visitors will be able to purchase merchandise on our web site during our soft launch.

     2. Hard Launch: Our hard launch is scheduled for March 2000 and is anticipated to feature between 100 and 200 participating pawnshops. After our hard launch, we anticipate that our web site will be fully operational and that we will begin to facilitate transactions between visitors and our participating pawnshops. We anticipate that each participating pawnshop will feature approximately 300 to 500 items for sale on our pawnbroker.com web site.

Our goal is to have a total of up to 2,000 participating pawnshops offering an average of 275 items each by December 2000.

We have presented our web site concept to over 3,000 pawnshops at conventions and tradeshows and have oral expressions of interest or requests for additional information from approximately 2,000 pawnshops. We do not intend to enter into any definitive agreements with pawnshops until we have completed the beta testing of our web site. We also cannot assure you that we will successfully complete the development of the technology required to launch our web site or enter into any definitive agreements with pawnshops as planned or that we will generate sufficient revenues to become profitable.

Participating pawnbrokers will be able to run our Pawnbroker.com software on IBM-compatible PCs with Microsoft Windows 95/98. We anticipate that participating pawnbrokers will be able to purchase an IBM-compatible PC with Microsoft Windows 95/98 and a laser printer to print invoices and shipping labels at a cost of less than $2,000. We will also recommend the use of a digital camera to display pictures of merchandise on our web site. See "Participating Pawnbroker Systems Requirements."

Our web site will include an automated, easy-to-use search and retrieval system that is designed to make purchasing merchandise on our Pawnbroker.com web site easy and popular. We plan to incorporate visual displays on our web site that permit a visitor to view pictures of merchandise and interactive capabilities that allow buyers to make offers on merchandise at any point in their visit. Our software developer, Banshee, Inc., is in the process of developing the technologies that will allow us to integrate these features on our web site. The software is anticipated to be ready for beta testing in December 1999.

We believe that our Pawnbroker.com web site will be attractive to consumers of merchandise typically offered at pawnshops, such as jewelry, consumer electronics, tools, collectibles, coins, cameras and musical instruments. We intend to attract buyers by offering consumers an opportunity to locate and purchase merchandise from an inventory that we anticipate will be larger than any single pawnshop or pawnshop chain. We do not intend to post firearms, adult materials or other potentially illegal merchandise for sale on our web site. Our web site is designed to facilitate seamless, secure transactions, unlike other existing systems that require buyers to visit other web sites or contact the pawnshop directly to complete a secure transaction. We intend to create buyer confidence by offering a unique 10-day Pawnbroker.com Satisfaction Program that is intended to reduce the risk and uncertainty of purchasing merchandise from independent pawnshops. See "Pawnbroker.com Satisfaction Guarantee."

We intend to increase repeat purchases and build loyalty to our service by using post-sale marketing techniques including follow-up email messages to remind customers of our web site and personalized services that will allow visitors to
(i) request merchandise that is not listed for sale on our web site, (ii) notification by email when a particular item of merchandise is available on our web site, and (iii) automatic email reminders of specific occasions like birthdays, holidays or anniversaries.

We anticipate that the number of transactions facilitated on Pawnbroker.com will increase and decrease during certain times of the year, similar to the sales fluctuations experienced by physical pawnshops in their retail sales. Based on our management's experience in the pawnshop industry, we anticipate our sales will be higher during the periods immediately prior to Christmas, Valentine's Day, Mother's Day and Father's Day than during other times of the year.

Our revenues will depend on transaction fees, ranging from 5% to 10% of the purchase price, paid by pawnshops for successful transactions completed with purchasers. Based on our discussions with potential advertisers, we believe that when and if our site traffic reaches 10,000 or more visitors per day, we may receive additional revenues by selling banner ads. In the future, we plan to generate additional revenue by licensing a point-of-sale & inventory management application that allows participating pawnshops to seamlessly post items in their inventory database for sale on our web site and to manage their in-store and online inventory in an effective, efficient manner.

We have no revenues from our operations and we have a history of losses. As of June 30, 1999, we had an accumulated deficit of $479,957. We anticipate that we will continue to incur substantial losses for the foreseeable future. We estimate that we will require additional financing of at least $5 million to meet our cash requirements through the fiscal quarter ending June 30, 2000. See "Note Regarding Forward Looking Statements." Our ability to fully implement our business strategy will depend on our ability to raise future financing. Factors that will affect our ability to raise such financing may include, among other things:

     o the market acceptance of our Pawnbroker.com web site by buyers of pawnshop merchandise;
     o    traffic on our web site;
     o    our ability to obtain participating member pawnshops; and
     o    the revenues generated from our operations.

We anticipate that we will raise additional financing through private placements of our equity or debt during the fourth quarter of 1999. We are currently seeking such financing by presenting our business plan to merchant and investment banks, fund managers and investment advisors. We cannot assure you that we will successfully complete any private placements or that we will obtain additional financing to implement our business plans on acceptable terms, if at all.

We intend to compete in the highly competitive Internet commerce industry. Many of our competitors have substantially greater financial, technical and other resources than us. Several competitors already have established web sites, brand names, strategic relationships with advertisers and other web sites and user loyalty, all of which create a competitive advantage over us. We have not launched our web site or begun the process of developing our brand name or promoting our web site. We cannot guarantee that we will be able to compete effectively or that we will ever generate sufficient revenues from our operations to make our business commercially viable.

Industry Background

The Internet is an increasingly significant global interactive medium for communications, content and commerce. Growth in Internet usage has been fueled by a number of factors, including

     (i) the large and growing base of personal computers in the workplace and home,

     (ii)      advances in the performance of personal computers and modems,

     (iii)     improvements in network systems and infrastructure,

     (iv)      readily available and lower cost access to the Internet,

     (v)       increased   awareness  of  the  Internet  among   businesses  and
               consumers,

     (vi) increased volume of information and services offered on the Web and

     (vii)     reduced security risks in conducting transactions online.

We believe that the growing adoption of the Internet represents an opportunity for businesses to conduct commerce electronically without borders over the Internet.

The Pawnshop Industry

According to information published by the National Pawnbroker's Association, the pawnshop industry in the United States is a growing industry. Pawnshops are primarily regulated by state and local laws. Based on information available from the National Pawnbroker's Association, we believe that the majority of pawnshops are owned by individuals operating one to three locations, and that the pawnshop industry is fragmented and comprised primarily of several thousand independent "mom and pop" pawnshops operating less than three stores. In recent years, several operators have begun to develop multi-unit chains through acquisitions and new store openings. The four largest publicly traded pawnshop companies are EZCorp, Inc., First Cash, Inc., U S Pawn Inc. and Cash America, collectively operating approximately 1000 stores in the United States.

Each of the publicly traded pawnshop companies are, or are in the process of, offering merchandise on the Internet through company-owned web sites. In addition, there are several independent pawnshops that are offering merchandise on the Internet through their own web sites. We also believe that pawnshops may be offering merchandise on auction-type web sites such as eBay, Onsale, Bidz, First Auction, Surplus Auction and uBid. Several pawnshops advertise on web sites that post links to pawnshop web sites, such as Pawn Shop Links, and classified ad web sites. We do not believe there is currently a web site that compiles the inventory of participating pawnshops into a single searchable database and that offers the transaction clearing capabilities of our Pawnbroker.com web site.

Based on management's experience, we believe that several characteristics of the traditional pawnshop industry have created inefficiencies in the industry. Brick-and-mortar based pawnshops must make significant investments in credit capital, inventory, real estate and personnel for each retail location. Further, because most pawnshops obtain most of their inventory locally, they must contend with the logistical problems of matching pawned merchandise to unpredictable demand for such merchandise. We believe the growth of the Internet has facilitated the development of solutions to some of these traditional problems and will lead to growth and efficiencies in the pawnshop industry.

Competition

We intend to compete with a number of other companies with substantially greater financial, technical and human resources than us. Our competitors, in connection with the sale of merchandise, include numerous brick-and-mortar retail and wholesale stores, including jewelry stores, discount retail stores, consumer electronics stores, pawnshops, and other retailers of new and previously-owned merchandise. Competitive factors in our business include:

     (i) the ability to provide the customer with a variety of merchandise at an exceptional value;

     (ii)      the quality of merchandise offered;

     (iii)     consumer brand loyalty to the merchandiser; and

     (iv)      level of service provided by the merchandiser.

We also compete with numerous other retailers who have significantly greater financial resources than the Company.

At the present time, we believe we will compete with three principal types of distribution channels available to pawnshops on the Internet: (i) list services,
(ii) independent pawnshop web sites, and (iii) large Internet resellers.

     List Services

A variety of list  services  are  presently  available  on the  Internet.  These services, such as Secondhand.com and Pawn Shop Link, are similar to advertisements in the yellow pages and make available to Internet shoppers lists of pawnshops and links to the web sites of advertising pawnshops. We also believe that certain list services, including ePawn.com, Forsale.com, Amazon.com's zShops, GoTthat.com, SelectPawn.com, Pawn.Net, Pawnbrokers Auction, Pawnshop Link, and Virtual Pawnshop may be in the process of developing web sites that will allow pawnshops to post merchandise for sale on the Internet. These systems are anticipated to allow buyers to locate items online, provided that their description correlates with the description contained in the list compiled by each participating seller. We anticipate that the buyer will contact the pawnshop directly to purchase merchandise and that the pawnshop will deal directly with the purchaser and handle a majority of the transaction-related functions to sell merchandise.

For shoppers, these services typically require the buyer to complete a number of steps including possibly linking onto individual pawnshop web sites to browse for merchandise. The search and matching services are also problematic for sellers because they effectively require pawnshops to deal directly with the customer and to handle most of the functions related to processing the transaction and updating the web site inventory.

We believe that there are severe limitations with list services that create inefficiencies for buyers and sellers. Retail buyers experience multiple-step purchasing and a likelihood for errors. We believe that the existing systems are also inconvenient for participating pawnshops because the systems can require high administrative and transactional costs. In the future, we intend to develop or license an integrated Internet software system for pawnshops that is compatible with an in-store inventory and point of sale system, which may allow pawnshops to update both their in-store inventory and Pawnbroker.com postings simultaneously.

     Independent Pawnbroker Web sites

A number of pawnshops currently maintain retail web sites on the Internet. These independent pawnshops range from large retailers, such as EZ Pawn, operated by EZCorp, Inc., and First Cash, to small independent pawnshops.

Independent pawnshops' web sites generally allow buyers to search for merchandise contained within the seller's inventory. In general, buyers search for and acquire merchandise from independent pawnshops by visiting the web site and dealing directly with the pawnshop. We believe that due to the limited inventory of most independent pawnshops, retail customers may find searching for merchandise an unsatisfactory experience. Customers may perceive purchasing directly from independent pawnshops as risky.

Based on information available from the National Association of Pawnbrokers and our discussions with industry experts, we believe there are more than 13,000 pawnshops in the United States that can benefit from our Internet system. We are positioning our system to offer certain features including:

(i) the convenience created by offering visitors an opportunity to browse and select from a large inventory;
(ii) search tools designed to allow a visitor to search for specific items of merchandise, comparison shop specific brands, merchandise and prices and view the merchandise of several pawnbrokers throughout the United States at a single web site; and
(iii) our Pawnbroker.com Satisfaction Program, designed to reduce consumer risk in the buying merchandise from pawnshops online.

We believe that by offering the merchandise of several hundred pawnshops on a single web site with search and transaction processing capabilities will be appealing to buyers. We also believe that by serving as an independent facilitator of pawnbroker-to-consumer transactions featuring our unique Pawnbroker.com Satisfaction Program, we can provide an Internet solution that will appeal to consumers and to pawnshops. See "Our Pawnbroker.com Satisfaction Program." We also believe our system may reduce start-up costs for participating pawnshops related to marketing merchandise on the Internet.

     Large Internet Resellers

The market for person-to-person trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. A variety of auction-type web sites are presently available on the Internet. These services allow sellers to post merchandise on the Internet and allow buyers to locate items and submit bids online. These services generally organize merchandise by categories and provide descriptions, pictures or graphic capabilities and allow bidders to submit bids on the merchandise. We believe there are a number of pawnshops that post merchandise for sale on these auction sites.

Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. Our web site will compete directly with online auction services such as eBay, Amazon.com, MSN.com, Yahoo! Auctions, Fairmarket.com, Auction Universe, Onsale, First Auction, Surplus Auction, uBid and a number of other small services, including those that serve specialty or regional markets such as CityAuction. Some of these auction services are free to sellers and buyers. We potentially face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online business-to-person interaction, including America Online, AOL, Lycos, Inc. and Microsoft Corporation. Other large companies with strong brand recognition and experience in online commerce, such as Cendant

Corporation, QVC, USA Network and large newspaper or media companies, also may seek to compete in the online market to sell merchandise to our target customers.

Our Pawnbroker.com web site is designed specifically for the special needs of pawnshops. We believe our Pawnbroker.com system may effectively reduce transaction costs for pawnshops selling merchandise over the Internet because we intend to charge a transaction fee based solely on successful transactions. Pawnshops will be able to post their entire inventory on Pawnbroker.com and will only be obligated to pay us a fee if we facilitate a transaction. We believe our 10-day Pawnbroker.com Satisfaction Program also will reduce the risk that a visitor may associate with an Internet transaction, without charging the buyer a service fee. See "Our Pawnbroker.com Satisfaction Program."

We are attempting to establish Internet traffic arrangements with other online services like America Online, Yahoo!, Excite and other search engine companies. Yahoo! has accepted our request to be listed on their search engine, pursuant to which we will be listed on Yahoo! Based on our experience, we believe Yahoo! accepts most requests to be listed in their search engine, and we have no formal agreement with Yahoo! We cannot assure you that we will benefit from a listing on Yahoo! or that we will not be delisted from the Yahoo! search engine in the future. We anticipate we will enter into other such arrangements once we have completed beta testing of our web site and launch our web site in the first quarter of 2000. However, we cannot assure you that these arrangements can be established on commercially reasonable terms. Even if these arrangements are established, they may not result in increased usage of our service. In addition, companies that control access to transactions through network access or web browsers could promote our competitors' services or charge us substantial fees for participation.

The Pawnbroker.com Solution

Pawnbroker.com offers Internet capabilities to traditional physical brick-and-mortar pawnshops. We believe that our system may enhance the distribution of pawnshop merchandise online and may lower the overall transaction costs and risks of conducting business online by charging transaction fees only for successfully completed transactions. Further, we believe that our Pawnbroker.com web site will make purchasing pawnshop merchandise more convenient for consumers than visiting physical stores and that our Pawnbroker.com Satisfaction Program may provide an incentive to buyers to purchase merchandise through our web site. Our long term goal will be to provide pawnshops with an integrated inventory and Internet merchandising system that will seamlessly allow a pawnshop to manage its in-store and online inventory with one system.

A Transaction on Pawnbroker.com

Each transaction between the pawnshop and the purchaser is planned to be structured as follows:

     1. the pawnshop will register to become a participating member pawnshop of Pawnbroker.com;

     2. the participating pawnshop will electronically transmit a list of available inventory to Pawnbroker.com, which they desire to post on the Pawnbroker.com web site. The list will include (a) the category in which each item of merchandise will be listed, (b) a brief description of the merchandise, (c) pictures of the merchandise, if desired, (d) the suggested or "ask price" for the merchandise, (e) a minimum bid offer that will be considered, (f) full disclosure of the condition of the item, and (g) any other useful information about the item;

     3. we will post the listed merchandise on the Pawnbroker.com web site in the predetermined category and post the information provided by the participating pawnbroker;

     4. we intend to establish oversight and quality control procedures to monitor types of merchandise posted and the information provided by the participating pawnshop;

     5. we anticipate that visitors to our Pawnbroker.com web site will be able to browse our site by category and view available merchandise posted for sale by participating pawnbrokers;

     6. if the visitor makes a purchase decision and chooses to pay the ask price or to make an offer at other than the ask price, the visitor will be required to register the purchase "offer" by providing us with information such as (a) name, (b) shipping address, (c) special shipping instructions, (d) method of payment, including credit card or online electronic check, (e) the item the purchaser desires to purchase and (f) the offer price;

     7.   we will process offers as follows:

          (a)  offers at the ask price in accordance with Step 10 below;
          (b) offers above the minimum offer a pawnshop has indicated it would consider will be transmitted to the pawnshop immediately by email; and
          (c)  offers below the minimum offer price will be rejected;

     8. if the offer price is less than the ask price, the pawnshop may accept the offer or counter-offer with a different price within 24 hours by transmitting a message to us by email, and we will forward the "counter-offer" to the offeror;

     9. we will inform the offeror by email if the final offer is accepted or rejected immediately after we receive notice from the pawnshop, all offers not accepted within 24 hours will automatically be rejected;

     10. if an offer or counter offer is accepted, we will send an acceptance notification to the offeror, and we will simultaneously (a) process payment, including shipping costs and the applicable taxes as
          specified  by  the   pawnshop,   (b)   establish  an  escrow  for  the
          transaction, and (c) electronically transmit order shipping information to the participating pawnbroker;

     11. the pawnshop will be responsible for retrieving the merchandise from inventory, packing it in a shipping container, labeling the package with a Pawnbroker.com label, and shipping the merchandise to the customer;

     12. we intend to confirm receipt of the merchandise with the purchaser by email, and the purchaser will have 10 days after delivery to examine the merchandise under our Pawnbroker.com Satisfaction Program;

     13. if the purchaser has not notified us or returned the merchandise to the participating pawnshop within 10 days of receipt, we will authorize the release of the escrow funds to the pawnshop; and

     14. If the merchandise is returned during the Pawnbroker.com Satisfaction Program period, we will credit the purchaser's credit card for credit card purchases or send a check for cash purchases in the amount of the purchase price, less shipping costs.

Participating pawnshops will be required to post merchandise; update their available inventories; accept offers or submit counteroffers in a timely manner; pack, label and ship merchandise to buyers and to notify us when merchandise is returned by buyers under the Pawnbroker.com Satisfaction Program. We are in the process of developing a policies and procedures manual for participating pawnshops that will outline our policies and procedures for posting merchandise, updating the inventory list, accepting offers, making counter-offers, packing, shipping and processing orders, and rectifying credit and payment for merchandise. We also intend to enter into agreements with each of our participating pawnshops, pursuant to which they will agree to follow our policies and procedures as a condition to posting merchandise for sale on Pawnbroker.com and participating in our program. We intend to revise our policies and procedures based on the results of our beta tests and the comments of our customers and beta testers. If participating pawnshops do not follow our policies and procedures or such policies and procedures do not allow us to facilitate transactions in an efficient and effective manner, we may be unable to facilitate a sufficient number of transactions to be commercially viable.

Based on our discussions with prospective participating pawnbrokers, a majority of prospective pawnbrokers currently ship items to customers or would be willing to ship merchandise to online customers. In order to facilitate order fulfillment, we are designing our policies to address logistical issues of speed of order fulfillment, convenience, accountability and quality assurance. We are considering options that will allow web-based tracking and other conveniences to consumers. We are pursuing relationships with major carriers, including UPS and FedEx to service our participating pawnshops.

In the future, we intend to develop or license other technology that will improve the functionality of our web site and provide Internet solutions that will assist participating pawnshops. Such technology may include inventory management software that will permit participating pawnshops to integrate an in-store inventory management and point of sale system with our Pawnbroker.com web site. We anticipate that such a system will allow the participating pawnshop to automatically update the inventory they offer on the Pawnbroker.com web site with the inventory offered in their physical location. We cannot assure you that we will successfully develop the technology required to complete the initial launch of our Pawnbroker.com web site or that we will successfully attract participating pawnshops to use our services.

Our Pawnbroker.com Satisfaction Program

Our  Pawnbroker.com   Satisfaction   Program  is  designed  to  ensure  customer
satisfaction with merchandise purchased on our web site. We intend to implement the following policies related to our Pawnbroker.com Satisfaction Program:

(i) all orders for merchandise must be paid for at the time the offer is accepted;
(ii) prior to shipment we will process the payment and establish an escrow of the purchase price less shipping and handling costs;
(iii) the pawnshop will be responsible for shipping the merchandise, no later than three days after the offer is accepted and the escrow is established;

(iv) we will confirm the receipt of the merchandise with the purchaser by email, we will credit the charge card of the purchaser if we have not received verification of the shipment from the pawnshop within seven days after the offer is accepted;
(v) the purchaser will have 10 days from the date the merchandise is received to examine the merchandise;
(vi) if the purchaser is not satisfied with the merchandise, the purchaser must (a) return the merchandise to the pawnbroker and (b) notify us by email of the return no later than 10 days from the date the merchandise is received;
(vii)     we will notify the pawnbroker of the return;
(viii) once we have confirmed that the returned merchandise has been received by the pawnbroker, we will credit the purchaser's credit card or send a check to the purchaser in the amount of the purchase price less shipping and handling costs;
(ix) In the event there is a dispute between the purchaser and the pawnbroker:

          (a)  we will hold the purchase price in escrow
          (b) our customer service department will attempt to resolve the dispute; and
          (c) in the event the dispute is unresolved by our customer service department, we will continue to hold the funds pending resolution and written notification from the purchaser and the pawnbroker.

We intend to monitor the returns ratio for each participating pawnbroker and each customer of Pawnbroker.com. We will establish an acceptable return ratio for pawnbroker participation in our program. In the event the pawnbroker experiences a returned merchandise ratio higher than our acceptable level or we receive an unacceptable number of complaints from our customers, we will not allow that pawnbroker to participate in our program. We also intend to establish an acceptable return ratio for customers and will not accept offers from customers that have a history of returning merchandise. We anticipate establishing our definitive policies for our Pawnbroker.com Satisfaction Program once beta testing is completed and we have received suggestions from participating pawnshops.

Our Business Solution Goals

Key goals of our business solution include the following:

     o Act as a trusted transaction host. Under our business plan, retail customers purchasing merchandise at our Pawnbroker.com Web site will enter into an electronic transaction with Pawnbroker.com in which we act as a financial intermediary between the customer and the individual pawnshop that owns the merchandise. By hosting the sale, we will take the customer's payment information, place the proceeds into escrow during the 10-day Pawnbroker.com Satisfaction Program period and remit payment for the merchandise to the selling pawnshop, less costs and a transaction fee. We will effectively reduce transaction risks for the consumer by offering our 10-day Pawnbroker.com Satisfaction Program.

     o Provide advantages over auction sites to consumers. Our Pawnbroker.com system is designed to provide advantages to our customers. Our automated offer and counter-offer mechanisms and other special features are designed to exert downward pressure on prices, unlike in auctions, where prices are bid up and an item cannot be bought until an auction is over. For the right price, the consumer can buy an item quickly on the Pawnbroker.com site. We have designed several features to distinguish our services from auction sites, including integrated payment and shipping functions, standardized product descriptions, our Pawnbroker.com Satisfaction Program and a wish-list function that allows consumers to send an email to our participating pawnshops to request unlisted items.

     o Provide free services and novel shopping mechanisms. We plan to provide free services such as email, chat rooms, consumer information, shopping tips, a wish-list function and other services to visitors that we anticipate will attract positive feed back from visitors and may encourage media coverage and increased site traffic. We believe that these services, combined with advanced personalization technology will make our site attractive to the public. We also plan to use special promotions and advertising campaigns to build awareness and interest in our site.

     o Provide sophisticated business systems to pawnshops at low cost. We believe that our system will lower transaction costs for pawnshops that desire to conduct business over the Internet because we absorb the costs associated with maintaining the computer systems and infrastructure and we update the technology. By absorbing the sunk costs generally associated with launching an Internet web site and developing the technology, we believe we can bring a pawnshop online faster with innovative and advanced technology. In the future, we anticipate that we will make available to participating pawnshops an integrated inventory control software to allow pawnshops to accurately track the store's inventory by using a point of sale system that can be connected to and used with our Pawnbroker.com web site.

     o Create a master database of transactional data for use by pawnshops. We intend to compile a master database of product sales, offer histories and statistical data related to pricing, inventory turn around and sales by geographic location. This master database will have `blue-book' or pricing information that will allow pawnshops to view the ask price for merchandise, data related to historical selling prices of merchandise sold on Pawnbroker.com, statistical information on the number of days products are offered for sale and sales patterns of various categories of merchandise during the year. This database is designed to assist pawnshops in making purchasing, pricing, inventory management and other business decisions.

     o Create a global database of lost/stolen items. We intend to offer, at no cost to the public, the ability to list missing items in a database. We intend to make this list available, free of cost, to law enforcement agencies and also offer it to businesses that purchase previously-owned merchandise.

     o Expand the potential customer base for pawnshops. By joining our system, a participating pawnshop opens for business on the Internet and has access to global marketing opportunities. As a result, a pawnshop's base of potential customers is not limited by geography or operating hours. Our Internet service makes a participating pawnshop's inventory available for sale to customers around the world, around the clock, and without the significant expense required to establish and maintain an Internet web site. Also, we intend to launch a multi-million dollar marketing campaign to build awareness of our Pawnbroker.com web site that would be difficult for independent pawnshops to undertake with their own resources. A pawnshop may also benefit from an increase in foot-traffic as a result of web consumers who visit pawnshops listed in our online pawnshop directory.

     o Benefits over listing with auction houses. We intend to charge minimal fees and to offer an item-upload methodology that is tailored to the pawnbroker business. Our upload system is designed to categorize merchandise commonly offered by pawnshops into such types as jewelry, tools and electronics. Pawnshops will be able to keep listed items on our site until sold. Our role as facilitator is designed to eliminate the necessity of an email dialogue between pawnshops and the public. Based on our discussions with potential participating pawnshops, we perceive these to be advantageous over services offered by auction sites.

     o Membership benefits. We intend to provide a variety of services used by the industry, including access to consumer wish-lists, access to our marketing information database, educational resources, supplier directories, discussion forums and trading areas on the site. Our offer of free web-based email on the Pawnbroker.com domain is designed to assist pawnshops in branding themselves as a member of an online pawnbroking community. Our Pawnbroker.com lost items database is designed to provide pawnshops the ability to check items against items that are reported stolen, which may result in lowering business insurance rates for stores that use our service.

Plan of Operation

     Our plan of operation is based on information provided in discussions with our consultants, discussions with pawnshop owners, our results of operations, our negotiations and discussions with third party vendors, experience of management and the decisions of our management. Set out below is a summary of our plan of operation for each of our projects and for administration and marketing through June 30, 2000. Our plan of operation for the next three fiscal quarters is to (i) complete development of the Pawnbroker.com system, (ii) commence the commercial launch of our Pawnbroker.com web site and operations and
(iii) enter into participation agreements with pawnshops in the United States and Canada. The Company intends to accomplish this strategy through the following activities:

     o Hire Key Consultants and Personnel to Implement Our Business Strategy. We hired Neil McElwee, our Chief Executive Officer, and Vahid Rafizadeh, our Chief Technology Officer, both of whom have e-commerce business experience. Mr. McElwee served as director of business development for InfoSeek before joining us, and Mr. Rafizadeh served as the Chief Technology Officer of KSM, Inc., a software development company, before joining us. See "Directors, Executive Officers, Promoters and Control Persons." Joseph Schlader, our President, and William Galine, our Vice President, have business experience in the pawnbroker industry. Mr. Schlader founded and served as President of Pacific Pawnbrokers, a chain of four pawnshops in Nevada and California, before joining us, and Mr. Galine served as Vice President of Pacific Pawnbroker from 1984 to 1999. See "Directors, Executive Officers, Promoters and Control Persons." We anticipate hiring additional consultants and personnel with Internet e-commerce experience to complement our current management team. Our management team will design, manage and implement the operational and management systems for Pawnbroker.com during the fourth quarter of 1999 and the first two quarters of 2000.

     o Complete initial prototype of the item listing component of our technology. We intend to develop a working version of the item-upload and listing component of our technology during the fourth quarter of 1999. This component of our technology will permit the tracking on an online database of the uploaded inventory of participating pawnshops. We expect to beta test our technology with 65 pawnshops, including Pacific Pawnbrokers, which operates three pawnshops in Nevada and one in California. See "Certain Relationships and Related Transactions."

     o Complete Beta Testing of Our Web Site. We have oral commitments from approximately 65 pawnshops to assist us in beta testing our web site and related software. We plan to begin beta testing in December 1999. Under our planned beta test, we will:

     o Provide internal web site access to the pawnshops participating in our beta test and our board of advisors by issuing passwords to our beta testers.
     o Assist each participating pawnshop in uploading inventory lists of approximately 500 items to our web site database.
     o Trial test our operating system software in a closed environment where we will place mock orders for inventoried merchandise from various locations.
     o Trial test our fulfillment systems by transmitting mock offers to each participating pawnshop.
     o    Trial test our order confirmation systems.
     o    Trial test our escrow and invoice processing systems.
     o    Trial test our Pawnbroker.com Satisfaction Program systems.
     o Modify and debug our web site and software based on comments from our participating pawnshops and our Board of Advisors.

We anticipate the beta test of our web site and system software will require approximately 30 days to complete. We cannot guarantee that we will successfully complete all of the testing and debugging of our web site and our software systems as planned.

     o Use our Board of Advisors to assist us in developing our policies. We have recently established a Board of Advisors, comprised of members with experience in the pawnbroker industry. We intend to solicit feedback from our Board of Advisors to develop our policies and to assist us in establishing a base of participating pawnshops. Our Board of Advisors is as follows:

Ron Atlas, Wheeling, IL                     LLB, Certified Public Accountant

Edward Bean, Boston, MA                     Board of Directors and Board of
                                            Governors, National Pawnbrokers
                                            Association

Tim Cassidy, Stockton, CA                   Board of Directors, Collateral Loan
                                            and Second Hand Dealers Association
                                            of California Board of Directors,
                                            National Pawnbrokers Association


Harold Dambrot, Brooklyn, NY                Executive V.P., Collateral
                                            Loanbrokers Association of New York
                                            State
                                            Board of Directors, National
                                            Pawnbrokers Association

Erminia Drobkin, Las Vegas, NV              V.P., Collateral Loan Association
                                            of Nevada

Steve Fowler, Tucson, AZ                    Board of Directors, National
                                            Pawnbrokers Association

Nick Fulton, Ridgeland, MS                  Board of Directors, National
                                            Pawnbrokers Association

Michael Hyman, Santa Rosa, CA               Board of Directors, Collateral Loan
                                            and Second Hand Dealers Association
                                            Board of Directors, National
                                            Pawnbrokers Association

Michael Isman, New Westminster, BC, Canada  Board of Directors, National
                                            Pawnbrokers Association
                                            Director of BC Pawnbrokers
                                            Association

Steve Krupnik, Southbend, IN                President, Indiana Pawnbrokers
                                            Association

Tim Lanham, Fort Collins, CO                Board of Directors, National
                                            Pawnbrokers Association

David Newman, San Francisco, CA             Board of Directors, Collateral Loan
                                            and Second Hand Dealers Association
                                            of California
                                            Board of Directors, National
                                            Pawnbrokers Association

Brian Smith, Ridgeland, MS                  Board of Directors and Board of
                                            Governors, National Pawnbrokers
                                            Association

Sam Shocket, Los Angeles, CA                Board of Directors, Collateral Loan
                                            and Second Hand Dealers Association
                                            of California

Mike Stogner, Greensboro, NC                Board of Directors and Board of
                                            Governors, National Pawnbrokers
                                            Association

Curtis Sutherland, Austin, TX               Board of Directors, Texas
                                            Association of Pawnbrokers Board of
                                            Directors, National Pawnbrokers
                                            Association

Brooks Thiele, Scottsdale, AZ               Mortgage Lending Consultant

Jerry Whitehead, Margate, FL                Board of Directors, National
                                            Pawnbrokers Association


     o Unveil a fully-functional retail web site at www.pawnbroker.com by the first quarter of 2000. We have oral commitments from approximately 65 pawnshops to participate in our beta test launch in December 1999. After beta testing our technology, we intend to roll out our site beginning with a soft launch in January 2000 and a full hard launch including between 100 and 200 pawnshops, each featuring approximately 300 to 500 items of merchandise, in March 2000. See "Description of Business - General Overview." We have presented our concept to approximately 3,000 potential participating pawnshops at the National Pawnbroker Association 1999 Convention, the Florida State Pawnbroker Convention, and the Oklahoma State Pawnbroker Convention. Approximately 2,000 pawnshops have expressed interest in participating in our Pawnbroker.com program or receiving additional information about our program and web site. We are in the process of creating a master database of those pawnshops that have expressed an interest in our program.

     o Complete prototype of the point-of-sale component of our technology. The other primary component of our proprietary system is expected to consist of an inventory management and point of sale system that will function electronically over the Internet in conjunction with in-store inventory management systems. We intend to develop a working version of this component of our technology and to begin testing it on a working web site during the fourth quarter of 2000.

We estimate that our current cash requirements are approximately $349,000 a month, principally for salaries, professional services, marketing and office expenses. We anticipate that our cash requirements will increase to approximately $440,000 to $500,000 per month in the first quarter 2000 as a result of professional services associated with the development of our proprietary system and increased salary and related expenses associated with the anticipated testing and pre-launch of the Pawnbroker.com web site. We anticipate that our cash requirements will increase during the first two fiscal quarters of 2000 as we launch our web site and expenditures related to marketing and advertising increase. However, we cannot guarantee that we will generate sufficient revenues from our operations to operate a commercially viable business or to earn a profit.

In order to reduce our cash requirements, we intend to initially outsource certain development, marketing, human resources, legal and accounting functions. Similarly, in order to reduce capital expenditures, we intend to enter into leasing agreements for hardware and other equipment requirements.

     Summary of Operating Budget

     Set forth below are our estimated operating budgets for operations and research and development for the four fiscal quarters ending June 30, 2000.



          Description:               Quarter Ending      Quarter Ending       Quarter Ending       Quarter Ending
                                   September 30, 1999   December 31, 1999     March 31, 2000       June 30, 2000
---------------------------------- ------------------- -------------------- -------------------- -------------------
Research and Development             $113,663               $116,000             $133,000            $353,000

Equipment/Hardware                     46,576                113,400              109,200             132,000

Management salaries/ Consulting       225,075                122,000              154,000             154,500
fees

Marketing Costs                        134,816               425,000              435,000             435,000

Registrations/Licensing fees             2,119                 6,150                6,900               6,900

Office Leases                           17,525                21,075               42,525              48,525

Office Administration                  257,100               469,800              567,400             666,300

Office/Telephone/Supplies               16,328                25,141               31,141              34,441

Insurance                                  375                12,375               15,375              15,525

Legal/Audit/Professional Fees           11,400                15,000               15,000              15,000

Travel Expense (Trade Shows,            57,579                88,500               90,000              95,000
Conventions)

Miscellaneous/Contingency               30,726                30,726               30,726              30,726
---------------------------------- ------------------- -------------------- -------------------- -------------------
Total:                                $913,282           $ 1,445,167           $1,630,767          $1,986,917


Our operating budget for the period beginning July 1, 1999 through December 31, 1999 is estimated to be approximately $2,358,498, and $3,617,184 for the period beginning January 1, 2000 through June 30, 2000. We cannot guarantee our actual expenditures for these periods will not exceed our estimated operating budget. Actual expenditures will depend on a number of factors, some of which are beyond our control, including, among other things, timing of our software development, beta testing, the availability of financing on acceptable terms, reliability of the assumptions of management in estimating cost and timing, the time expended by consultants, marketing costs associated with recruiting participating pawnshops and professional fees. As of June 30, 1999, we had a working capital of $2,538,743. We will need to raise approximately $5 million in additional capital during the fourth quarter of 1999 to meet our anticipated cash needs for the first two calendar quarters of 2000. If we are unable to raise additional financing on acceptable terms, we may be forced to delay the implementation of certain portions of our plan of operation, which may adversely affect our business and results of operations.

Business/Strategic Associates

We intend to enter into agreements with existing pawnshops under which these pawnshops will make inventory available to our customers at a price structure established by the pawnshop. By acting as the host of online sales, we believe that we can reduce the cost of conducting business on the Internet for the participating pawnshops and assist them in increasing their overall sales. We anticipate participating pawnshops will assist us in developing our policies and procedures.

We have an agreement with Banshee, Inc. to develop our technology, software and systems, and we anticipate we may enter into additional development agreements with Banshee or other development companies to develop our Internet based solutions for the pawnshop industry. See "Development Agreement - Banshee, Inc."

We intend to enter into agreements with providers of hardware and equipment for maintenance of our equipment and leasing companies to provide equipment and capacity for our future needs. We have begun negotiations to provide us with off-site servers for our web site. We also may enter into agreements with potential providers of such services and expect to enter agreements for off-site server capacity in early-November 1999, prior to the beta testing of our software.

We may enter into strategic relationships with other Internet providers to direct traffic to our Pawnbroker.com web site. We may also participate in cooperative marketing arrangements designed to build our brand name and our web site presence on the Internet. Except for Yahoo!, which has accepted our request to be listed, we have not entered into any arrangements with other Internet providers. We anticipate such agreements will be made prior to our launch in 2000.

We intend to rely on third-party service providers of security and credit card processing services to assist us in facilitating transactions on Pawnbroker.com web site. We are currently in the process of negotiating with service providers to provide us such services and anticipate to have agreements with such providers when we launch Pawnbroker.com for beta testing in December 1999.

Research & Development

Our technology is currently being developed by Banshee, Inc. which is based in Minden, Nevada. Under an agreement between Banshee and Pawnbroker.com (Nevada), Banshee will initially develop the software and the e-commerce architecture for the in-store item listing component, the Pawnbroker.com database and the Pawnbroker.com Web site. At this time, we anticipate continuing our relationship with Banshee to maintain our site and to engage in further research and development efforts, and to enhance functionality for site upgrades, including a point of sale system. During the fourth quarter 1999, we intend to begin staffing our own in-house development team to further develop our technologies and software. We intend to use currently available technology and products and to contract out most technical services required for customization. We also intend to retain rights to the proprietary intellectual property embodied in our technology including, wherever possible, source code, and to maintain a continual right to use the system for our purposes.

As of September 30, 1999, we have spent approximately $200,000 for research and development including expenses related to programming, testing and prototyping and technologies. We expect that research and development of our solution will cost between approximately $500,000 to $1,750,000. Maintenance, updates and developing additional components will cost a minimum of $25,000 per month after launch. In addition, we intend to maintain a relationship with a data hosting and Internet server center, which would provide reliability and scalability for our networking needs; that service is expected to cost approximately $20,000 per month upon commencement, and rise to approximately $50,000 per month by the end of 2000.

Development Agreement - Banshee, Inc.

We entered into a development agreement with Banshee to develop our web site and the technologies related to our web site. Under the Banshee agreement, Banshee agreed to complete the following:

     o    Complete the initial design of our web site including  determining the
          hardware  requirements,   network  requirements,  browser  design  and
          interface and page layout;

     o Develop and install web site hardware and systems requirements including site server requirements, communication server requirements and software requirements;

     o    Develop third-party system integration and interface software;

     o    Develop database systems;

     o Assist us in the alpha and beta testing and debugging of software and hardware systems; and

     o    Assist us in the commercial launch of our Pawnbroker.com web site.

We agreed to pay Banshee $100,000 upon signing of the agreement, $100,000 on July 15, 1999 and $45,000 upon the completion and commercial launch of our web site. As of September 30, 1999, we have paid Banshee $200,000. Upon completion of the project, we will own the technologies developed by Banshee under the agreement.

Our Technology

Our  technology  is  designed  to  include  three  principal  components:  a web
inventory  system,  the  web  transaction  interface,   and  the  Pawnbroker.com
database.

Web Inventory System: The web inventory system will consist of an item listing and uploading component that allows participating pawnshops to transmit for posting (a) the category in which each item of merchandise will be listed, (b) a brief description of the merchandise, (c) pictures of the merchandise, if desired, (d) the suggested or "ask price" for the merchandise and (e) other item specific information. The web inventory system is proprietary technology developed exclusively for use by Pawnbroker.com. Our software will require that the pawnbroker's system run Windows 95/98.

In the future, we may offer an inventory management system that incorporates inventory management capabilities with a point of sale computer, printer, label printer, credit card reader, bar code scanner and cash register. We anticipate that users of the turn-key inventory management system will be connected to the Internet with a persistent or "always on" connection in order to facilitate transactions and offer real-time response to customers. Currently, a modem dial-up to a local ISP through an additional phone line will suffice for item-uploading purposes.

Web Transaction Interface: Our web transaction interface is expected to use industry standard credit card clearing and security procedures such as SSL and online transaction processing services. We anticipate that our web site will also include custom components and the ability to randomly browse for interesting merchandise, for an online experience more like shopping in brick-and-mortar stores.

Pawnbroker.com Database: We intend to use the services of database administrators who will maintain the underlying structure of the Pawnbroker.com database. Vahid Rafizadeh, our Chief Technical Officer, is in the process of selecting a database administrator to maintain our database. Our Pawnbroker.com database was developed by Banshee based on the specifications of the Pawnbroker.com transaction model and information architecture.

Each participating pawnshop will be required to have Internet access and hardware that meets minimum system requirements. See "Participating Pawnbroker Systems Requirements." We intend to provide technical assistance to participating pawnshops, including assistance with hardware system configuration, software installation and technical support by telephone. We anticipate that our technical support staff will assist participating pawnshops in our initial launch pilot program without costs and, thereafter, we intend to provide on site technical support to participating pawnshops for a fee based on our actual costs.

Participating Pawnbroker Systems Requirements

We anticipate that each pawnshop will be connected to the Internet with a local Internet service provider dial-up connection with a dedicated phone line in order to facilitate transactions and offer real-time response to customers. A persistent connection is highly recommended, but is not a requirement. The minimum systems requirement for participating pawnshops consist of an IBM-compatible PC, with a minimum of 32MB of RAM, a P-166 processor, 500MB of available disk space, a VGA card and a 28.8 kbps modem. We expect most systems in use and any value-priced new system to exceed these requirements. Our software will require that the pawnshop's system run Windows 95/98 and recommend that pawnshops use a digital camera to take advantage of our graphic capabilities. We intend to offer hardware configurations to participating pawnshops in the future that will consist of a computer, laser printer, high speed modem, credit card reader, digital camera and bar code scanner.

In the future, we intend to develop software and a hardware system configuration that can replace the software being used by participating pawnshops to permit the posting of the pawnshops' entire inventory on our Pawnbroker.com web site.

Intellectual Property and Trademarks

We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our success. We have filed trademark applications with the United States Patent and Trademark Office for "Pawnbroker.com", our Pawnbroker.com logo and "FreeFall." We are in the process of filing trademark applications for "RecoverIt" and "SecureIt." We intend to rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We intend to enter into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with third parties with access to our business information and to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies.

We anticipate that we may receive communications alleging that certain items listed or sold on Pawnbroker.com by our users infringe third-party copyrights, trademarks and tradenames or other intellectual property rights. Upon receipt of a written claim of intellectual property infringement, we intend to remove the offending item from the Pawnbroker.com web site and take actions to prevent future infringing by listing pawnshops. An allegation of infringement of third-party intellectual property rights may result in litigation against us. Any such litigation could be costly, could result in increased costs of doing business through adverse judgment or settlement, could require us to change our business practices in expensive ways, or could otherwise harm our business.

Sales & Marketing Strategy

Our goal is to be a leading facilitator of transactions between pawnbrokers and purchasers of merchandise from pawnshops. Our marketing strategy is designed to strengthen the Pawnbroker.com brand name, increase customer traffic to our Pawnbroker.com web site, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities. Our marketing strategy and promotional activities will be aimed at both pawnshops that can benefit from our services and the consumer.

We intend to employ a variety of methods to promote our brand and attract potential buyers. We believe that our domain name is easy to remember and easy to associate with the products we intend to list and the services we provide. We intend to use our domain name to market our web site and establish the brand name "Pawnbroker.com."

We expect our Internet advertising campaign to include banner ads. We intend to engage in a coordinated program of print advertising in specialized and general circulation newspapers and magazines. We will place additional advertisements regionally in those areas we target for expansion. We expect the advertisements in traditional media to result in traffic to our web site. We believe that such advertising will serve to increase awareness of the Pawnbroker.com brand and our URL. We also intend to provide superior customer service in an effort to generate positive word of mouth referrals to our web site.

Our marketing efforts directed to existing pawnshops will include participation in industry trade shows and direct selling efforts. We have exhibited in and/or participated in the following industry trade shows and conventions:

     o    National Pawnbroker's Association Convention in June 1999;
     o    Florida State Pawnbroker's Convention in August 1999;
     o    Oklahoma State Pawnbroker's Convention August 1999; and
     o    North Carolina State Pawnbroker's Convention in October 1999.

We have presented our web site concept to over 3,000 pawnshops and have oral expressions of interests or requests for additional information from approximate 2,000 of these pawnshops. We anticipate that we will exhibit in the California State Pawnbroker's Convention in November 1999.

Based on feedback from potential participating pawnshops, we anticipate that the benefits to pawnshop owners of a ready to use electronic-commerce Internet solution will outweigh the initial cost of installing a compatible computer system and the administrative cost of posting products. We anticipate that we will install all the necessary hardware and software in the Pacific Pawnbrokers stores and certain other test stores to beta test our technology, and that our representatives will work closely with these stores' owners, managers, and employees to bring the stores online and to test our systems.

We also intend to implement an after-sale marketing program that we anticipate will include customer promotional and incentive programs to support customer retention and to promote the Pawnbroker.com brand. Other programs targeted at participating pawnshops may include volume discounts, software updates and in-store promotional materials.

Employees

We currently have 10 employees. In addition to management, we employ marketing, sales, product development and technical personnel. We expect to hire a customer service manager, database administrator, a developer/IT specialist, customer service representatives, technical support representatives and a Producer/HTML code developer. In total, we expect to have a staff of 20 to 30 when we launch of our full-scale operations, scheduled for the first quarter of 2000.

Development of Our Business to Date

Since June 30, 1999, we have taken the following steps to implement our business plan:

     o    Acquired Pawnbroker.com (Nevada).

     o    Developed the Pawnbroker.com business plan and marketing strategy.

     o Began development of operating software for our Pawnbroker.com web site.

     o Secured computer software licenses related to our Pawnbroker.com technology.

     o Assembled a board of advisors to assist us in developing our policies and procedures.

     o Obtained oral commitments from 65 pawnshops to assist us in beta testing our software and web site.

     o Completed a private placement totaling $3,003,000, which we anticipate will provide sufficient capital to develop our plan through the fourth quarter 1999.

     o Hired Neil McElwee, our Chief Executive Officer, and Vahid Rafizadeh, our Chief Technology Officer, to join our executive and management team.

     o Negotiated consulting and software development agreement with Banshee, Inc. to develop software, technology and our web site.

     o    Entered  into a strategic  relationship  with Pacific  Pawnbrokers  of
          Nevada  to  assist  us  in  the   testing   of  our   technology   and
          implementation of live testing of our Pawnbroker.com web site.

     o Attended a variety of trade shows and conventions to present our Pawnbroker.com concept to potential participating pawnshops.

History of Our Corporation

We were incorporated in the State of Delaware on February 13, 1998 as "Digital Sign Corporation" with an authorized share capital of 70,000,000 shares consisting of 50,000,000 shares of common stock, with a par value of $0.00001 per share, and 20,000,000 shares of preferred shares, with a par value of $0.00001 per share.

We were initially organized to acquire the issued and outstanding shares of Digital Sign, Inc., a California corporation, and to engage in the business of development and sales of scrolling outdoor digital display signs for commercial businesses. On February 14, 1998, we issued 100,000 shares at par value for all of the issued and outstanding shares of Digital Signs, Inc., which had no assets or liabilities, to Edward F. Meyers III, our then President. We were unable to obtain sufficient financing to implement our business plan, and we were inactive until April 1999.

On April 6, 1999, we acquired all of the issued and outstanding shares of common stock of Eriko Internet Inc., a Washington corporation engaged in the business of developing Internet technologies, pursuant to a statutory share exchange under the laws of the state of Washington. Pursuant to an Agreement and Plan of Share Exchange, we issued four (4) shares of our common stock for each one share of common stock of Eriko Internet Inc. We issued 8,500,000 (post-split) shares of our common stock to the shareholders of Eriko Internet Inc. in exchange for their shares. The value of the shares was based on a valuation of the net book value of assets acquired of Digital Sign Corporation in the amount of $3,007. See "Recent Sale of Unregistered Securities." On May 19, 1999, Cameron Woodbridge, a founding shareholder of Eriko Internet, Inc., contributed 1,000,000 pre-consolidation shares to the corporation for $250. The shares were initially issued as founder's shares for nominal consideration by Eriko Internet, Inc., subject to Mr. Woodbridge serving as a director and officer of Eriko. Mr. Woodbridge contributed the shares because he was no longer actively involved in Eriko at the time of our share exchange with Eriko.

On June 10, 1999, we amended our Articles of Incorporation to (i) change our name from "Digital Sign Corporation" to "Pawnbroker.com, Inc." and (ii) to effect a 1-for-4 reverse-split of our issued and outstanding share capital. Prior to the reverse-split, we had 37,499,000 issued and outstanding shares of common stock, and after giving effect to the reverse-split, we had 9,374,750 issued and outstanding shares of common stock.

On June 14, 1999, we acquired all of the issued and outstanding shares of Pawnbroker.com, Inc., a Nevada corporation, in exchange for 6,240,000 shares of our common stock. See "Our Acquisition of Pawnbroker (Nevada)." The Nevada corporation was a shell company with no assets, liabilities, revenues or expenses.

Our common stock is currently quoted on the National Association of Securities Dealers' over-the-counter bulletin board and trades under the symbol "PBRR".

Our corporate organization structure is as follows:

                              Pawnbroker.com, Inc.

                              Organizational Chart

                     --------------------------------------

                              Pawnbroker.com, Inc.
                             a Delaware corporation
                     --------------------------------------

-------------------------------------    --------------------------------------     ----------------------------------
        Eriko Internet Inc.                      Pawnbroker.com, Inc.                      Digital Signs, Inc.
      a Washington corporation                   "Pawnbroker (Nevada)"                  a California corporation
                                                 a Nevada corporation
-------------------------------------    --------------------------------------     ----------------------------------

                                                 www.pawnbroker.com -
              Inactive                            Internet Marketing                            Inactive

We have not been subject to any bankruptcy, receivership or other similar proceeding.

Our Acquisition of Pawnbroker (Nevada)

On June 14, 1999, we acquired all of the issued and outstanding share capital of Pawnbroker (Nevada), our wholly-owned subsidiary, by issuing a total of 6,240,000 shares of our common stock at par value to Joseph Schlader, Cheryl Schlader and William Galine. As a result of the acquisition, we acquired all of the assets of Pawnbroker (Nevada), which consisted of the business concept of offering the merchandise of pawnshops on the Internet, and are currently pursuing a business plan based on Pawnbroker (Nevada)'s business concept. Pawnbroker (Nevada) had no assets or liabilities at the time of the acquisition. Under the terms of the acquisition agreement:

(a) We effected a 1-for-4 reverse split of our share capital, whereby our then outstanding capital of 37,499,000 shares of common stock, was consolidated into 9,374,750 shares of common stock.

(b) We issued 6,240,000 post-split shares to Joseph Schlader (1,541,200 shares), Cheryl Schlader (1,591,200 shares), and William Galine (3,057,600 shares) for all of the issued and outstanding shares of common stock of Pawnbroker (Nevada).

(c) We completed a private placement of 1,300,000 units at $2.31 per unit to Packard Financial Group Inc., for proceeds to us of $3,003,000. Each unit consisted of one share of common stock and one-half of one non-transferable share purchase warrant. Each whole share purchase warrant is exercisable to acquire one additional share of our common stock at a price of $2.31 per share until June 23, 2000, and thereafter at a price of $2.90 per share until June 23, 2001. See "Recent Sales of Unregistered Securities."

(d) We filed this Form 10 registration statement with the SEC to register our common stock under the Exchange Act of 1934, as amended.

(e) We appointed Joseph Schlader and William Galine as directors and officers of our corporation.

(f) We acquired the assets of Pawnbroker (Nevada), which consisted of the business concept to launch our Pawnbroker.com web site, and we commenced the development of technology, software and systems to launch our Pawnbroker.com web site.

The terms of the share exchange agreement were negotiated at arms' length by parties represented by separate counsel. Prior to the share exchange, none of our officers and directors had any relationship with Pawnbroker (Nevada) or its officers, directors or shareholders.

RISK FACTORS

We are a development stage company in the process of developing an Internet based business that is designed to allow pawnshops throughout North America the ability to post merchandise for sale on the Internet and allow visitors to our web site to search the inventories of participating pawnshops for merchandise. Our business is subject to a number of risks, as outlined below. An investment in our securities is speculative in nature and involves a high degree of risk. You should read this registration statement carefully and consider the following risk factors.

Our ability to meet our business projections through the second quarter of 2000 may depend on the securing of additional operating capital in the amount of $5 million or more in the fourth quarter of 1999

In their independent auditor's report dated June 21, 1999, Davidson & Co., our auditors, expressed substantial doubt about our ability to continue as a going concern due to our lack of working capital for our planned business activities. We anticipate we may need to seek additional capital in the amount of $5 million or more in the fourth quarter of 1999 to support our capital requirements through the second quarter of 2000. We cannot assure you that any additional financing would be available or, if available, that it would be available on terms acceptable to us. See "Note Regarding Forward Looking Statements." Furthermore, any issuance of additional securities may result in dilution to the then existing shareholders. If adequate funds are not available, we will lack sufficient capital to pursue our business plan fully, which will have a material adverse effect upon our ability to meet our business projections.

We have a limited operating history and a history of losses, which makes our ability to continue as a going concern questionable

We have incurred net losses since our inception and anticipate that we will continue to incur losses. During the fiscal year ended March 31, 1999 and the interim financial quarter ended June 30, 1999, we incurred cumulative net losses of $480,019. We had no revenues prior to June 30, 1999. During this period, we incurred operating expenses of $115,666 and spent $364,353 on property and equipment, including $125,000 to acquire our domain names, $210,518 on equipment and software, and $28,835 on furniture and fixtures. We do not believe that we will generate sufficient revenues to support our operations in fiscal 1999 because of our projected development and marketing costs. Therefore, in the foreseeable future, we believe that such expenses will increase our net losses, and we cannot assure you that we will ever be profitable.

As of June 30, 1999, we had approximately $2,862,751 in cash. We will, on average, spend approximately $349,000 per month through the third quarter of 1999, and approximately $440,000 to $500,000 per month thereafter until we can generate revenues from our operations. We anticipate raising additional capital through sales of our equity and/or debt; however, we cannot assure you that we will be able to obtain adequate financing to support our operations.

Because we have recently begun operations, it is difficult to evaluate our business and our prospects. Our revenue and income potential is unproven and our business model is still emerging. We cannot assure you that we will attract participating pawnbrokers, buyers or advertisers, to use our web site or generate significant revenues in the future. We cannot guarantee we will ever establish a sizeable market share or achieve commercial success.

Our success depends on the services of our key officers, Neil McElwee, our Chief Executive Officer, Joseph Schlader, our President and Co-Founder, and William Galine, our Vice President and Co-Founder, and our ability to attract and maintain qualified, experienced personnel

Our future success will depend on Neil McElwee, our Chief Executive Officer, Joseph Schlader, our President and Co-Founder, William Galine, our Vice President and Co-Founder, and Vahid Rafizadeh, our Chief Technical Officer. We also rely upon consultants and advisors who are not employees like Banshee, Inc., our software developer. The loss of key personnel could have an adverse effect on our operations. We are in the process of obtaining insurance to cover losses that may result from the death of any of our key personnel, but do not have coverage at this time. Competition for qualified employees is intense, and an inability to attract, retain and motivate additional, highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations. Each of our officers and directors has been affiliated with us for less than six months, including Mr. McElwee and Mr. Rafizadeh, who joined us in the past two months. Our ability to retain existing personnel and attract new personnel may also be adversely affected by our financial situation. We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.

We may be required to sell additional common stock or parties may exercise options and warrants that cause dilution of your shares

The number of shares of our outstanding common stock held by non-affiliates is large relative to the trading volume of the common stock. Any substantial sale of our common stock or even the possibility of such sales occurring may have an adverse effect on the market price of the common stock.

As of August 15, 1999 we had outstanding warrants to purchase an aggregate of 650,000 shares of our common stock at $2.31 per share until June 23, 2000 and thereafter at $2.90 per share until June 23, 2001.

Under our agreement with IRG Investor Relations Group Ltd., a consultant to Pawnbroker.com, Inc., we granted options, vesting immediately upon grant, to acquire 250,000 shares of our common stock at $6.75 per share and options to acquire an additional 150,000 shares of our common stock at $6.75 per share, vesting to acquire 50,000 shares each time we successfully obtain financing of $5,000,000 or more.

We have reserved up to an additional 2,000,000 shares of common stock for issuance upon exercise of options under an incentive plan, which we intend to submit to a vote of our shareholders for approval and ratification at our next annual shareholder meeting in September 2000 or such earlier time as may be determined by our Board of Directors. We agreed to grant options to acquire up to 690,000 shares of our common stock to the following employees under the plan:

o We agreed to grant Joseph Schlader, our President, options to acquire 250,000 shares of our common stock at $6.75 per share, vesting pro rata 25% on each anniversary date, June 14, of his employment over the next four years.

o We agreed to grant William Galine, our Vice President, options to acquire 100,000 shares of our common stock at $6.75 per share, vesting pro rata 25% on each anniversary date, June 14, of his employment over the next four years.

o We agreed to grant Mr. Rafizadeh, our Chief Technical Officer, options to acquire up to 340,000 shares of our common stock. We are in the process of entering into a definitive employment agreement with Mr. Rafizadeh with regard to the terms of his compensation and options grants.

     (a) We have agreed to grant options to acquire 170,000 shares exercisable at $6.75 per share, vesting as follows: 100,000 in September 2000, 35,000 in October 2001, and 35,000 in October 2002, provided Mr. Rafizadeh is an employee of our company on such date.

     (b) We have also agreed to grant Mr. Rafizadeh, in each of his second and third years of employment with our company, options to acquire 85,000 shares, exercisable at $6.75 per share and vesting over three years, provided that our company meets certain milestones and that Mr. Rafizadeh is an employee of our company on such date. We have not determined these milestones.

As at September 30, 1999, we have not adopted an incentive stock option plan. We intend to submit an incentive stock option plan to our shareholders for approval and ratification at our next annual shareholder meeting scheduled in September 2000 or such earlier time as may be determined by our Board of Directors.

We are in the process of negotiating and finalizing a definitive employment agreement with Neil McElwee, our Chief Executive Officer. We have agreed to grant options to Mr. McElwee exercisable at $6.75 per share to acquire a total of 782,590 shares of our common stock vesting on anniversary dates as follows, provided Mr. McElwee is an employee on such date: 260,864 on September 12, 2000; 260,863 on September 12, 2001; and 260,863 on September 12, 2002.

Holders of such warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants. Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

The e-commerce industry is highly competitive, and we cannot assure you that we will be able to compete effectively

The market for Internet products, services and marketing is new, rapidly evolving and intensely competitive. Our Pawnbroker.com web site will potentially compete with many providers of web classified advertisers, auction sites, web sites of independent and chain pawnshops, and other e-commerce transaction facilitators as well as traditional distribution channels including brick and mortar stores. See "Competition." We expect competition to intensify in the future. Barriers to entry may not be significant, and current and new competitors may be able to launch new web sites at a relatively low cost. Accordingly, we believe that our success may depend heavily upon achieving significant market acceptance before our competitors and potential competitors introduce competing services.

Many of our competitors offer additional features and content that we have elected not to offer. Also, many of these competitors, as well as potential entrants into our market, have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially greater resources to promotion and Web site and systems development than we can. In addition, as the use of the Internet and other online services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of services similar to ours. Any of these trends may increase the competition we face and could adversely affect our business and operating results.

If we are unable to successfully develop a network of participating pawnshops who are willing to adhere to our policies, we are unlikely to become profitable

We are currently in the process of developing a network of relationships with participating pawnshops. We estimate that we will need to bring approximately 2,000 pawnshops offering an average of 500 items of merchandise into our system by December 2000 to meet our goals. We cannot guarantee that these relationships will develop, or that they will develop in a satisfactory manner.

We intend to rely on participating pawnshops to post merchandise for sale on Pawnbroker.com; update their available inventories; accept offers or submit counteroffers in a timely manner; pack, label and ship merchandise to buyers; and notify us when merchandise is returned by buyers under our Pawnbroker.com Satisfaction Program. Most pawnshops have only limited experience, if any, with merchandising products on the Internet and have not devoted a significant portion of their marketing and sales expenditures to Internet marketing. We initially intend to target a fragmented market of small to medium sized pawnshops, some of which may not have computer based inventory management systems or a computer system. Some pawnshops may be unwilling to invest the capital required to establish such a system and others may be adverse to change and may not participate because of a lack of technological proficiency or Internet familiarity. We cannot predict if the level of acceptance by pawnshops will support a market for our Internet based solution for merchandising products.

If we are unable to achieve a significant number of visitors, successfully facilitated transactions and consumers, we may be unable to generate sufficient revenues to earn a profit

The success of our Pawnbroker.com web site may be dependent upon achieving significant market acceptance of our web site by consumers. We anticipate that this point will be reached when 10,000 visitors visit our web site regularly and facilitate 1,000 or more transactions per day. Our Pawnbroker.com web site has not been tested and we anticipate that we will have very limited market acceptance until our brand name is established. Internet e-commerce is in the early stage of development, and our business concept of offering an Internet solution for merchandising to participating pawnshops has not been tested.

Our competitors and potential competitors may offer more cost-effective merchandising solutions than us, which could damage our business and our ability to successfully launch our web site. Our failure to attract visitors, successfully complete transactions and generate pawnshop participation in our program will seriously harm our business and our ability to earn a profit.

We are in the process of developing a policies and procedures manual, which participating pawnshops will be required to agree to prior to posting merchandise. If participating pawnshops do not follow our policies and procedures or such policies and procedures do not allow us to facilitate transactions in an efficient manner, we may be unable to facilitate a sufficient number of transactions to be commercially viable.

If we are unable to develop online relationships with a network of affiliates who provide links or other referrals to our web site, our web site may never achieve market acceptance or generate any significant revenues

We anticipate that our Pawnbroker.com web site may depend on traffic from a limited number of third party web sites. We anticipate we may obtain traffic from these sources pursuant to short-term agreements. We currently have no agreements in place and there can be no assurance that they will be successful in obtaining any of these agreements on commercially acceptable terms.

We may not be able to enter into arrangements with Internet affiliates to direct Internet traffic to our Pawnbroker.com web site. Potential affiliates include those businesses, such as America Online, Yahoo! and Excite, that index Internet resources or publish Internet finding aids, and other compatible businesses with which we might establish mutual links or other forms of mutual referrals, including co-branding. We believe that establishing these relationships is important in order to facilitate broad market acceptance of our service and enhance our sales. Our future ability to attract consumers to our Pawnbroker.com web site service may be dependent upon the growth of our network of affiliates, which has not yet been established. If we are unable to obtain agreements or arrangements for traffic on commercially acceptable terms or to establish a relationship with a network of affiliates, our Pawnbroker.com web site business may never be successfully launched. We cannot guarantee that we will be successful in obtaining any of these agreements on commercially acceptable terms.

We have capacity constraints and system development risks that could damage our customer relations or inhibit our possible growth, and we may need to expand our management systems and controls quickly

Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and pawnshops using our services. Our success also depends upon us and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service. We are still in the process of negotiating with potential providers of such services and have not entered into any definitive agreements related to the server, computer and communications systems required for our Pawnbroker.com web site. We cannot assure you that we will enter into such agreements in a timely manner, on acceptable terms or that the vendor we select will be capable of accommodating any significant numbers or increases in the numbers of consumers and pawnshops using our services. Such failures will have a material adverse affect on our business and results of operations.

We have entered into a software development agreement with Banshee, Inc. to develop software, technology and our web site, and are dependent on Banshee, Inc.'s ability to deliver such services. In the future, we intend to rely on Banshee, Inc., and other software developers which we may hire in the future, to assist us in expanding our data base, our transaction-processing systems and network infrastructure as we grow. We may experience periodic systems interruptions and infrastructural damage, which may cause customer dissatisfaction and may adversely affect our results of operations.

Limitations of our and our vendors' technology infrastructure may prevent us from maximizing our business opportunities.

Changing technology may render our equipment, software and programming obsolete or irrelevant

The market for Internet-based products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services, particularly in response to competitive offerings. We cannot guarantee that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adapt our Internet sites and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business, financial condition and operating results. In addition, new Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could have a material adverse effect on our business, financial condition and operating results.

Increased security risks of online commerce may deter future use of our services which may adversely affect our ability to generate revenues

Concerns over the security of transactions conducted on the Internet and the privacy of consumers may inhibit the growth of the Internet and online commerce. Our inability to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms used to protect our transaction data. Anyone who is able to circumvent our or our third party vendors' security measures could misappropriate proprietary information, cause interruptions in their operations or damage our brand and reputation. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

We depend on third parties for uninterrupted Internet access and may be harmed by the loss of any such service

We are in the process of negotiating the terms of an agreement with an Internet service provider located in Reno, Nevada, for uninterrupted Internet access. We will depend upon a third party Internet service provider to provide us with Internet access, third party software development companies to upgrade the software we may incorporate into our server and web site software and third party credit card processing services to process credit card transactions. We have not entered into a definitive agreement for such services. In addition, our customers will require the services of telecommunications or cable companies for access to the Internet and our web site. Our business is dependent on uninterrupted Internet access and the loss of such services may have a material adverse effect on our business, financial condition and operating results. We also intend to rely on third parties for most of the information and content on our web site, including the National Association of Pawnbrokers, and the loss of services of from any one or more of these third party content providers will may have a material adverse affect on our business. We cannot assure you that we would be able to obtain such services from other third parties in the event of the loss of any of such services.

Our business may be harmed by claims that we have infringed intellectual property rights of others

Claims of infringement are becoming increasingly common as the software industry develops and legal protections are applied to software products. Litigation may be necessary to protect our proprietary technology, and third parties may assert infringement claims against us with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against us could cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements, which agreements may not be available on terms acceptable to us or at all.

We cannot assure you that we will not be subject to third-party infringement claims, especially as the number of competitors in our industry segment increases.

Our success may depend on developing and defending intellectual property rights without which competitors may copy aspects of our products or services

Our success and ability to compete are substantially dependent upon our technology and data resources, which we intend to protect through a combination of patent, copyright, trade secret and/or trademark law. We have no patents or trademarks issued to date on our technology. We submitted applications with the Trademark Office to trademark our Pawnbroker.com logo and the names `Pawnbroker.com' and "FreeFall." We are in the process of filing trademark applications for "RecoverIt" and "SecureIt."

We also intend to patent our business model and the proprietary features of our service. Fenwick & West, L.L.P. is assisting us with our intellectual property claims.

We cannot assure you that our intellectual property protection applications will be granted or that we will be able to continue to successfully negotiate agreements protecting our intellectual property. In addition, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Third parties may also independently develop similar technology without breach of our proprietary rights. In addition, the laws of some foreign countries do not protect the proprietary rights to the same extent as do the laws of the United States.

If we cannot protect our Internet domain name, our ability to conduct our operations may be impeded

We anticipate that the Internet domain name, "pawnbroker.com" will be an extremely important part of our business and the business of our subsidiaries. We own both the "pawnbroker.com" and "pawnbrokers.com" domain names. Additionally, we own at this time, the following domain names:

"buysellshops.com",          "bargainpurchase.com",           "fairbargain.com",
"fairbargains.com", "collectibleshops.com" and "rarebargains.com". Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries may be subject to change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Third parties have acquired domain names that include "pawnbroker" or variations thereof both in the United States and elsewhere.

Our Pawnbroker.com business may be subject to government regulation and legal uncertainties that may increase the costs of operating our web site or limit our ability to generate revenues

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. In addition, numerous states have regulations regarding the manner in which certain types of transactions that may be considered "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. We have not made a determination with respect to the applicability of such regulations on business to date and little precedent exists in this area. One or more states may attempt to impose these regulations upon us in the future, which could have a material adverse affect on our business.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws. Such laws may be modified, or new laws may be enacted, in the future. Any such development could damage our business.

Participating pawnshops may be subject to regulatory review under state and federal laws governing pawnbrokers

Our participating pawnshops' operations are generally subject to extensive regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Such laws and regulations require pawnshops to transaction business and sell merchandise in accordance with specific guidelines, including the required time periods which pledges of merchandise must be held before it may be sold, reporting and other obligations related to stolen merchandise, the interest rates a pawnshop may charge for loans, restrictions on the type of merchandise that may be pawned, restrictions on who may pawn merchandise and other restrictions that may vary from state to state. Our policies will require that all our participating pawnshops certify that they will adhere to their individual compliance obligations. We cannot guarantee that we will not be subject indirectly to actions arising out of violations by our participating pawnshops. Such action may have a material adverse affect on our business and results of operations.

Our business may be harmed by the listing or sale by our users of illegal items

The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. We are aware that certain goods, such as firearms, other weapons, adult material, and other goods that may be subject to regulation by local, state or federal authorities that may be listed and traded on our service. We will forbid the sale of any firearms, weapons and adult materials to the public. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our service. In order to reduce our exposure to this liability, we intend to implement protective measures to prevent posting of such merchandise. Such measures could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods, could harm our business. In addition, we may receive media attention relating to the listing or sale of unlawful goods on our Pawnbroker.com web site, which may damage our brand name and make users reluctant to use our services.

Our business may be subject to sales and other taxes, which may cause administrative difficulties and increase our cost of operations

We intend to rely on the participating pawnshop to collect applicable sales and other similar taxes on goods sold on Pawnbroker.com. One or more states may seek to impose additional sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities. The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years ending October 21, 2001. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business and adversely affect our results of operations.

Our business may be harmed by fraudulent activities on our web site

Our future success will depend largely upon pawnshops reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We intend to take responsibility for delivery of payment to our participating pawnshops after the 10-day Pawnbroker.com Satisfaction

Program period. However, our systems may not prevent customer dissatisfaction or the delivery of defective merchandise. We anticipate that we will receive communications from users who did not receive the merchandise described or that the merchandise was defective. While we can suspend the accounts of pawnshops that fail to fulfill their delivery obligations to customers, we do not have the ability to require pawnshops deliver goods or otherwise make consumers whole. Any negative publicity generated as a result of fraudulent or deceptive conduct by pawnshops of our service could damage our reputation and diminish the value of our brand name. We may receive requests from customers requesting reimbursement or threatening legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business.

We do not intend to declare dividends, which may lower the market value of our shares

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in "a penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are quoted on the OTCBB and the closing price of our shares on September 30, 1999 was $4.813. Purchases and sales of our shares are generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the Shares and impede the sale of our shares in the secondary market. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Item 2. Financial Information.
Selected Financial Data

The following table sets forth selected financial data regarding our consolidated operating results and financial position. The data has been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). See "Management's Discussion and Analysis of Financial Condition and Results of Operation." The following selected financial data is qualified in our entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this Registration Statement.

                                        Three Month
                                    Fiscal Period Ended                                      Fiscal Year Period
                                       June 30, 1999           Fiscal Year Ended               from inception
                                        (unaudited)              March 31, 1999         (February 13, 1998) to March
                                                                                                  31, 1998
                                   ---------------------- ----------------------------- ------------------------------
                                             $                         $                              $
Operating Revenues                             --                        --                            --
General & Administrative Expenses         200,472                    21,869                         1,392
Net (Loss) from Continuing               (200,472)                  (21,869)                       (1,392)
Operations
Net Loss Per share (1)                      (0.02)                    (0.02)                           --




                                       June 30, 1999            March 31, 1999                 March 31, 1998
                                        (unaudited)
                                     ------------------- ----------------------------- -------------------------------
                                             $                        $                              $
Working Capital                         2,538,493                        --                        19,513
Total Assets                            3,211,918                     3,007                        19,513
Total Liabilities                         326,071                     8,007                            --
Shareholders' Equity                    3,221,918                     5,000                        19,513
Long-term Obligations                          --                     3,007                            --

Cash Dividends                                 --                        --                            --


(1) After giving effect to a 1-for-4 reverse stock split that occurred on June 9, 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operation

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements." Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this Registration Statement.

Overview

We were incorporated in the State of Delaware on February 13, 1998 under the name "Digital Sign Corporation" with an authorized share capital of 70,000,000 shares consisting of 20,000,000 Preferred shares of a par value of $0.00001 each and 50,000,000 Common shares of a par value of $0.0001 each.

On April 6, 1999, we acquired all of the issued and outstanding shares of common stock of Eriko Internet Inc., a Washington corporation engaged in the business of developing Internet technologies, pursuant to a statutory share exchange under the laws of the state of Washington.

On May 14, 1999, we acquired all of the issued and outstanding shares of Pawnbroker (Nevada). Pawnbroker (Nevada) was a shell company with no assets, liabilities, revenues or expenses. After we acquired Pawnbroker (Nevada), we undertook the process of designing, building and operating an Internet based electronic-commerce Web site to provide retail customers with the ability to search for and acquire, via the Internet, merchandise in inventories of pawnshops throughout North America. At the time we acquired Pawnbroker (Nevada), our operations were insignificant.

Results of Operations

Three Months Ended June 30, 1999 Compared to June 30, 1998

The three month fiscal period ended June 30, 1999 was our first period of material operations. We had no revenues from operations. Our loss during this period of $200,472 was as a result of costs associated with corporate acquisition expenses, developing our business plan, research and development expenditures related to the development of our Pawnbroker.com web site and technologies and general overhead and administrative expenses. These expenses included $52,719 in expenses related to research and development of our web site; $33,517 in expenses related to marketing and promotion; $36,089 in salary expenses; $18,996 in professional fees and $59,151 in expenses related to general administrative expenses and overhead.

We expect expenses related to research and development and administrative expenses to continue to be a material component of our expenses during the start-up phase of our development. We anticipate that professional fees will increase during the start-up phase of our development and as we complete the Exchange Act registration process. We also anticipate that expenses related to marketing and sales will increase substantially during the fourth quarter ending December 31, 1999 and the first half of 2000, as we begin an extensive campaign to market and promote our Pawnbroker.com Web site and develop strategic alliances with participating pawnshops.

With the receipt of $3,003,000 by the private placement of private placement of 1,300,000 units at $2.31 per unit, as at June 30, 1999, our working capital increased to $2,538,493.

We had no material operations during the fiscal quarter ended June 30, 1998, and as a result, management does not believe a comparative analysis of such results of operations would be meaningful.

Fiscal Period Ended March 31, 1999 Compared to period from inception (February 13, 1998) to March 31, 1998

Throughout both these periods we did not have any material business operations. We had no revenues from operations. During the period from our inception (February 13, 1998) to March 31, 1998, we had expenses of $1,392 and a loss of $1,392, compared to expenses of $21,869 and a loss of $21,869 during our fiscal year ended March 31, 1999. The increase in expenses incurred during our fiscal year ended March 31, 1999 was attributable primarily to legal, accounting and professional fees associated with the restructuring of our corporation structure and general administrative expenses.

We raised $4,975 capital during the fiscal period April 1, 1998 to March 31, 1999. We had nominal cash of $3,007 on hand at March 31, 1999.


Liquidity and Capital Resources

As at June 30, 1999 we have $2,862,751 in cash or term deposits, which we believe will be sufficient to satisfy our cash requirements through our third fiscal quarter ending December 31, 1999. We will need to raise additional financing to fund our operations after December 31, 1999. We intend to raise such financing through private equity or debt offerings during the fourth calendar quarter of 1999; however, we cannot assure you that we will acquire this financing on acceptable terms, if at all.

Since our inception on February 13, 1998, we raised net cash from financing of $3,319,584, including $26,258 from the issuance of stock on February 14, 1998 and $3,293,326 during the fiscal quarter ended June 30, 1999, including
$3,003,000 in capital through private placements of our common stock and $290,326 in advances to us. Since our inception on February 13, 1998, we used net cash of $172,980, including $1,382 during the period from our inception to our fiscal year ended March 31, 1998, $16,869 during our fiscal year ended March 31, 1998, and $154,728 during the three month fiscal period ended June 30, 1999. We received no cash from our operations during these periods, and our use of cash during such periods were primarily as a result of expenses related to research and development of our web site, expenses related to marketing and promotion, salary expenses, professional fees and expenses related to general administrative expenses and overhead.

During the period from our inception to our fiscal year ended March 31, 1999, we had no cash flows from investing activities. During our fiscal quarter ended June 30, 1999, we applied cash of $239,354 towards the purchase of capital assets and $125,000 towards the purchase of domain names "pawnbroker.com" and "pawnbrokers.com". Our cash position at June 30, 1999 was $2,862,751.

Our operating budget for the period beginning July 1, 1999 through December 31, 1999 is estimated to be approximately $2,358,449, and $3,617,684 for the period beginning January 1, 2000 through June 30, 2000. We cannot assure you that our actual expenditures for these periods will not exceed our estimated operating budget. Actual expenditures will depend on a number of factors, some of which are beyond our control, including, among other things:

     (i) timing of the development and testing of our software and web site,
     (ii)      our ability to attract visitors to our web site,
     (iii)     our ability to attract pawnshops to use our services,
     (iv)      our ability to launch our web site in a timely manner,
     (v)       our ability to successfully complete transactions,
     (vi)      the availability of financing on acceptable terms,
     (vii) reliability of the assumptions of management in estimating cost and timing,
     (viii) the time spent by consultants and professionals developing our web site,
     (ix)      competition; and
     (x)       other factors that may be beyond our control.

We estimate that we will be required to raise approximately $5 million in additional capital during the fourth calendar quarter 1999 to meet our anticipated cash needs during the first two calendar quarters of 2000. In their independent auditor's report dated June 21, 1999, Davidson & Co., our auditors, expressed substantial doubt about our ability to continue as a going concern due to our lack of working capital for our planned business activities. We estimate that our minimum cash requirement for the period from July 1, 1999 through June 30, 2000 is approximately $4 million, primarily for expenses related to general over head and administration, launching and web site, web site maintenance, web site and data base development, server maintenance and costs associated with facilitating transactions between our customers and participating pawnshops. As such, we will need to raise at least $1,250,000 during the first half of 2000 to remove the going concern threat raised by our auditors.

We intend to raise additional financing through private placements of our equity or debt in the fourth quarter of 1999. We engaged Investor Relations Group to assist us in develop a strategy to raise additional financing and to provide investor relations services. Our relation with IRG has been as follows:

     o    IRG assisted in defining our investor relations goals and objectives;

     o    IRG  Capital  assisted  us in  preparing  a  corporate  fact sheet for
          distribution  to  targeted   investment   professionals   and  certain
          accredited investors;

     o IRG arranged periodic meetings with interested retail brokers, fund managers and investment advisers;

     o IRG provided potential investors with certain company approved due diligence/investor relations kits; and

     o IRG agreed to assist us in developing relationships with merchant and investment banks, private placement professionals and other intermediaries which could provide us with additional private placement financing;

We have presented our business concept and marketing strategy to more than twenty-one potential investors. We anticipate that we will complete a private placement of approximately $5 million in the fourth calendar quarter of 1999.

We anticipate we will require approximately $12 million to meet our cash requirements for the period from July 1, 2000 through December 31, 2000, and approximately $21 million to meet our cash requirements for the calendar year 2001. Our cash requirements for these periods will primarily be to satisfy expenses related to marketing our web site and web site and data base development costs. Our marketing costs are expected to constitute approximately 65% - 75% of our total budget for these periods. We intend to meet our cash requirements through revenues generated from our operations and private or public placements of our equity or debt. We have not had any discussions related to raising additional financing beyond our planned private placement in the fourth calendar quarter 1999, and have no definitive plan to raise such financing. Our auditors expressed substantial doubt about our ability to continue as a going concern due to our lack of working capital for our planned business activities. We estimate that our minimum cash requirement to remove the going concern threat raised by our auditor is approximately $7.5 million for the 18 month period from July 1, 2000 through December 31, 2001, primarily for expenses related to general over head and administration, web site maintenance, web site and data base development, server maintenance and costs associated with facilitating transactions between our customers and participating pawnshops.

We cannot assure you that we will successfully obtain additional financing on acceptable terms, if at all. If we are unable to secure additional financing, we intend to concentrate our resources on developing our web site and intend to reduce the amount of resources we have budgeted for marketing our web site. Such a reduction may have a material adverse affect on our business and results of operations.

Recent Financing

Our business activities and operations have been funded to date through issuance of shares of our common stock in the following transactions:

         Summary of Transactions
                                                                         Number of           Total Price of
                                                                            Shares              Shares ($)
                                                                     -------------------- --------------------
Founders shares issued at par value (post-consolidated)                    968,750(1)               388(1)
Issued as consideration for the acquisition of shares in Digital            25,000(1)                10(1)
Sign, Inc.  (post-consolidated).
Issued for cash at $0.20 per share (post-consolidated)                      24,875                4,975
Issued for cash issued at $0.05 per share (post-consolidated).             106,125(1)            20,895(1)
Issued  as  consideration  for the  acquisition  of shares in Eriko      8,500,000(1)(2)          3,007(1)
Internet, Inc. (post-consolidated).
Issued as  consideration  for the acquisition of all the issued and      6,240,000                Nil(3)
outstanding shares of Pawnbroker.com.
Cancellation/surrender of 250,000 shares                                  (250,000)(4)             (250)
Issued for cash at $2.31 per share(4)                                    1,300,000            3,003,000
-------------------------------------------------------------------- -------------------- --------------------
         TOTAL                                                          16,914,750            3,032,087

(1) On a post split basis. On June 10, 1999, we amended our Articles of Incorporation to effect a 1-for-4 reverse stock split of our issued and outstanding share capital.
(2) We issued 34,000,000 pre-split shares in connection with a statutory share exchange between us and Eriko Internet, Inc.
(3) The shares were issued in exchange for all of the issued and outstanding shares of Pawnbroker (Nevada) to Joseph Schlader, our President, Cheryl Schlader, and William Galine, our Vice President. The shares were issued based on the book value of Pawnbroker (Nevada), which was nil.
(4) On May 19, 1999, Cameron Woodbridge, a founding shareholder of Eriko Internet, Inc., contributed 1,000,000 pre-consolidation shares to the corporation for $250. The shares were initially issued as founder's shares for nominal consideration by Eriko Internet, Inc., subject to Mr. Woodbridge serving as a director and officer of Eriko. Mr. Woodbridge contributed the shares because he was no longer actively involved in Eriko at the time of our share exchange with Eriko.

(5) We issued 1,300,000 Units consisting of one Common share and one-half of one common Share Purchase Warrant. Each whole Share Purchase Warrant is exercisable to acquire one additional common share at $2.31 per share until June 23, 2000 and at $2.90 per share until June 22, 2001. There can be no assurance that such warrants will be exercised.

Year 2000 Compliance

The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (i.e. December 31, 1999 would appear as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming will default to 01/01/1900 instead of 01/01/2000, and calculations using or reporting the date will not be correct and errors will arise (the "Year 2000 Issue"). To prevent this from occurring, information systems need to be updated to ensure they recognize dates during and after the Year 2000.

The potential exists that we and each of our subsidiaries are exposed to a risk that certain aspects of their businesses will fail or suffer impairment as a result of internally operated or externally contracted hardware or software systems and services not being able to correctly "rollover" dates to the new century. The risk stems from our reliance on certain hardware, software and services to carry out the daily operation of our proposed respective businesses. The exposure may result from, amongst other things, the use of computers, general software and servers for office purposes and data storage; connections to and use of the services of Internet Service Providers and telephone companies for office purposes and customer and investor relations; the software underlying the operation of the Web site web site and the online business operations and the Registrant's servers.

We have only been operating and developing our business during the last four months and the office hardware, administrative general software, software development tools, servers and services of Internet Service Providers and telephone companies have been acquired during this period. As a result, and in oral consultation with the suppliers of this hardware, software and services, we believe the related systems that we intend, directly or indirectly, to use in our respective businesses are Year 2000 compliant. Our due diligence also included an evaluation of supplier provided technology and the implementation of new policies to require our suppliers to confirm in writing that they have disclosed and will correct Year 2000 compliance issues. We have not received written confirmation from all of our vendors. Although we are relying primarily on systems developed with current technology and on systems designed to be Year 2000 compliant, we may have to replace, upgrade or reprogram certain systems to ensure that all interfacing technology will be Year 2000 compliant when running jointly.

In the event that we incur expenses associated with resolving Year 2000 compliance issues, we intend to expense the operating costs as they are incurred and capitalize the capital costs as they are incurred. However, our purchases of hardware and general and specific purpose software have been relatively recent, and the more expensive of the hardware and general and specific software items that we have purchased are covered under warranties that will extend over the rollover period to January 1, 2000. As a result, we do not expect to incur any major operating or capital expenditures that would have a material impact on our financial condition or results of operations.

While we believe that our hardware and general and specific purpose software applications will be Year 2000 compliant, there can be no assurance until the Year 2000 occurs that all systems will function adequately. In the worst case scenario, a Year 2000 problem would cause Internet systems to fail and we would not be able to commercially launch our web site. Such a failure would cause us to delay our commercial launch until the Internet is operational, and would have a material adverse affect on our business.

We do not currently anticipate any disruption in our operations as the result of the Year 2000 issue. We do not have any information concerning the Year 2000 compliance status of our suppliers and customers that would affect our operations. Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant may have a material adverse effect on our business and results of operations.

In order to protect against the possibility of any material disruption in our operations as the result of the Year 2000 issue we have taken the following precautions:

- developed, initiated and maintained procedures that ensure that the information stored on the office computer hard drives are backed up on a regular basis and stored safely;
- copies of the source code for the special purpose software are maintained in secure offsite locations by the developers of the software;
- installed a backup server in Minden, Nevada at the headquarters of Banshee, Inc. ; and
- implemented a policy of acquiring name brand hardware and retained experienced consultants upon whose warranties we believe that we can rely.

We do not believe the Year 2000 issue will have any material affect on our business or that we will have any material expenditures related to problems arising out of the Year 2000 issue.


Quantitative and Qualitative Disclosures About Market Risks

We intend to transact our business in United States Dollars, and we anticipate that we will have no material risks resulting from sales commitments, inventory or similar items.

Item 3.   Properties.

We currently lease our principal business office through our subsidiary, at 85 Keystone, Suite F, Reno, Nevada pursuant to a lease that expires on April 14, 2002. The monthly payments under the lease are approximately $1300.

Neither we nor any of our subsidiaries presently own or lease any other property or real estate.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 15, 1999 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class         Name and Address of             Amount and Nature of     Percentage of Class(1)
                       Beneficial Owner                Beneficial Ownership
----------------      --------------------------       ----------------------   ------------------------
Common Stock           Dotcom Fund, S.A.                    1,600,000                       9.46%
                       Box  571,   Providenciales,
                       Turks & Caicos Islands

Common Stock           Packard Financial Group              1,950,000(2)                    9.01%(2)
                       #11 Old Parham Rd, St.
                       Charles Nevis, West Indies

Common Stock           Doug McLeod(3)                       1,243,750                       7.35%
                       688-6 Ishikawa, Kanagawa,
                       Japan

Common Stock           Neil McElwee                            nil                           nil
                       1111 Timberpine Court,
                       Sunnyvale, CA 94086

Common Stock           William Galine                       3,057,600                      18.08%
                       4332 Amberwood Ave, Reno
                       NV, 89509

Common Stock           Cheryl Schlader(4)                   3,182,400(4)                   18.81%(4)
                       3085 Windermere Way,
                       Sparks NV 89431

Common Stock           Joseph Schlader(4)                   3,182,400(5)                   18.81%(5)
                       3085 Windermere Way,
                       Sparks NV 89431

Common Stock           Officers and Directors as            6,240,000                      36.89%
                       a Group

(1) Based on an aggregate of 16,914,750 shares outstanding as of September 30, 1999.
(2) Includes Warrants immediately exercisable to acquire 650,000 shares at $2.31 per share until June 23, 2000 and at $2.90 per share until June 22, 2001.
(3) Doug McLeod served as an officer and director of the Registrant from March 1999 to September 30, 1999.
(4) Joseph Schlader and Cheryl Schlader are husband and wife. As such, each would be deemed to be the beneficial owner the other's shares. Includes 1,591,200 shares of common stock owned by Cheryl Schlader.
(5) Joseph Schlader and Cheryl Schlader are husband and wife. As such, each would be deemed to be the beneficial owner the other's shares. Includes 1,591,200 shares of common stock owned by Joseph Schlader.


Security Ownership of Management

We are not aware of any arrangement that might result in a change in control in the future.

Item 5.   Directors, Executive Officers, Promoters and Control Persons.

Directors and Officers

All of our directors are elected annually by the shareholders and hold office until the next annual general meeting of shareholders or until their successors are duly elected and qualified, unless they sooner resign or cease to be directors in accordance with our Articles and Bylaws. Our next regular meeting will be held in September 2000. Our executive officers are appointed by and serve at the pleasure of our Board of Directors.

As at October 27, 1999, the following persons were our directors, executive officers, promoters and control persons:


                                                           Principal occupation and if not at present an
                                             Director      elected director, occupation during the
Name and present office held                 since         preceding five years
----------------------------                 -----         --------------------
Neil McElwee, Chief Executive Officer        September     Internet  Marketing  Consultant  - Principal  of
                                             1999          McElwee & Associates,  a consulting  firm, since
                                                           1996   to    present; director  of business
                                                           development for Infoseek Corporation from 1998
                                                           to 1999; Vice President of Marketing for Caligari
                                                           Corporation from 1995 to 1996.

Joseph Schlader, Promoter, Director and      June 1999     Pawnbroker Executive - Director, Pacific
President(1)                                               Pawnbrokers from 1981 to present.

William Galine, Promoter, Director and       June 1999     Pawnbroker  Executive - Secretary and Treasurer,
Vice President(1)                                          Director, Pacific Pawnbrokers from 1984 to present.

Vahid Rafizadeh, Chief Technical Officer     October 1999  Software Architect -  Chief Technical Officer and
                                                           Vice President,  KSM, Inc. from 1998 to 1999; Chief
                                                           Software Architect, Lockheed Martin from 1996 to
                                                           1998; software architect, North American Drager from
                                                           1994 to 1996.

Doug McLeod, Promoter(2)                     March 1999    Internet Consultant - Director AbleAuctions.com,
                                                           Inc. from May 1999 to present; Blue Zone
                                                           Entertainment Inc. from May 1999 to present;
                                                           independent consultant from 1995 to present.

Cheryl Schlader, Promoter                    June 1999     Pawnbroker Executive - President and Director, Pacific
                                                           Pawnbrokers from 1992 to present.

----------------------
(1)  Member of the Registrant's audit committee.

(2) Doug McLeod served as an officer and director of our company from March 1999 to September 30, 1999.

The following is a brief biographical information on each of the officers and directors of listed:

Neil McElwee, Chief Executive Officer - Age 53

Mr. McElwee joined as our Chief Executive Officer in September 1999. He has been a senior marketing and business development executive for over 15 years. Mr. McElwee has been a principal of McElwee & Associates, a consulting firm, since 1996 to present. Mr. McElwee also served as a director of business development for Infoseek Corporation, an Internet commerce company, from 1998 to 1999. Mr. McElwee was Vice President of Marketing for Caligari
Corporation, a marketer of 3D graphics and animation software, from 1995 to 1996. Mr. McElwee will be employed full time with Pawnbroker.com

Joseph Schlader, Director, President - Age 47

Joseph Schlader, who played a central role in the formation of the Pawnbroker.com (Nevada), was appointed our President and a director in June 1999. Schlader has over eighteen years experience in the pawnbrokering industry. In 1981, Schlader founded Pacific Pawnbrokers in Sparks, Nevada. Since that time, Pacific Pawnbrokers has expanded its operations to four stores located in the Reno and Lake Tahoe areas. Schlader is also a graduate of the Gemological Institute of America and a member in the National Pawnbrokers' Association.

William Galine, Director, Vice-President - Age 48

William Galine has joined the Company as Vice-President and director in June 1999. Galine has worked in the pawn industry for the from 1984 to 1999 expanding Pacific Pawnbrokers' operations. Currently, Galine is the Secretary-Treasurer of the Nevada Pawnbrokers' Association and a member of the National Pawnbrokers' Association.

Vahid Rafizadeh, Chief Technical Officer - Age 41

Mr. Rafizadeh has served as our Chief Technical Officer since October 1999. He has served as Chief Technical Officer and Vice President of Product Development at KSM, Inc., a software developer from 1998 to 1999, a personalization engine that delivered sales, marketing, and support programs. Prior to joining KSM, Inc., Rafizadeh was Chief Software Architect for Lockheed Martin in Valley Forge, Pennsylvania, from 1996 to 1998, where he directed all technical aspects of several state-of-the-art imaging projects, including technical design and quality of implementation. From 1994 to 1996, Mr. Rafizadeh served as lead software architect for North American Drager, a developer of cardiac output monitoring and anesthesia products for the health care industry.

Doug McLeod, Promoter - Age 39

Doug McLeod served as our Treasurer and a director from March 1999 to October 1999. Mr. McLeod has spent the last five years as an Internet consultant and is the President, Founder and Promoter of Eriko Internet Inc. Mr. McLeod attended York University in Toronto, Ontario from 1992 to 1995 under the University's Bachelor of Arts program. Mr. McLeod also serves as a director of Ableauctions.com Inc., an Internet provider of auctions services for retail auction houses, since May 1999 and a director of Blue Zone International, Inc., a provider of high speed Internet services for businesses since June 1999.

Cheryl Schlader, Promoter - Age 50

Cheryl Schlader is the spouse of Joseph Schlader and a promoter of our company. Ms. Schlader has over 10 years experience in the pawnbrokering industry and has served as President and Director of Pacific Pawnbrokers since June 1999, and an operations manager of Pacific Pawnbrokers from 1992 to 1999.

Other Information

Members of the Board of Directors are elected by our shareholders. Our Board of Directors meets periodically to review significant developments affecting our company and to act on matters requiring Board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself. This committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the adequacy of our accounting, financial and operating controls; to recommend annually to the Board of Directors the selection of the independent auditors; to consider proposals made by the Registrant's independent auditors for consulting work; and to report to the Board of Directors, when so requested, on any accounting or financial matters.

None of our directors or executive officers is a party to any arrangement or understanding with any other person pursuant to which said he was elected as a director or officer.

None of our directors or executive officers has any family relationship with any other officer or director.

None of our officers or directors have been involved in the past five years in any of the following: (1) bankruptcy proceedings; (2) subject to criminal proceedings or convicted of a criminal act; (3) subject to any order, judgment or decree entered by any court limiting in any way his or her involvement in any type of business, securities or banking activities; or (4) subject to any order for violation of federal or state securities laws or commodities laws.

Item 6.   Executive Compensation.

The following table contains information concerning the annual compensation and long-term compensation to named executive officers during the fiscal year ended March 31, 1999, and the compensation payable for the during the fiscal year ended March 31, 2000.


SUMMARY COMPENSATION TABLE

                                   Annual Compensation               Long-Term Compensation
                                   ---------- ----------- ---------- --------------------------- -----------
                                                                     Awards                      Pay-outs
                                                                     ------------ -------------- -----------
                                                          Other                   Securities     LTIP
                                                          Annual     Restricted   Under-lying    Payouts     All Other
                                                          Compen-      Stock      Options/SARs               Compen-
Name and                           Salary     Bonus       sation      Award(s)        (#)                     sation
Principal Position     Year Ended  ($)        ($)           ($)          ($)                                     ($)
---------------------- ----------- ---------- ----------- ---------- ------------ -------------- ----------- ------------
Neil McElwee,          3/31/00     200,000     nil          nil         nil           nil          nil          nil
Chief  Executive       3/31/99     nil         nil          nil         nil           nil          nil          nil
Officer

Joseph Schlader,       3/31/00     90,000      nil          nil         nil           nil          nil          nil
President              3/31/99     nil         nil          nil         nil           nil          nil          nil

William Galine         3/31/00     75,000      nil          nil         nil           nil          nil          nil
Vice President         3/31/99     nil         nil          nil         nil           nil          nil          nil

Vahid Rafizadeh,       3/31/00     140,000     nil          nil         nil           nil          nil          nil
Chief  Technical       3/31/99     nil         nil          nil         nil           nil          nil          nil
Officer



Our Directors do not receive any stated salary for their services as directors or members of committees of the Board of Directors, but by resolution of the Board, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Directors may also serve our company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

Stock Options

No stock options/SARs granted to named executive officers during the fiscal year ended March 31, 1999.

We have reserved 2,000,000 shares for issuance pursuant to a stock option plan we intend to adopt. We intend to submit this plan to our shareholders for approval and ratification at our next annual shareholder meeting scheduled in September 2000 or at such earlier time as may be determined by our Board of Directors. We anticipate we will grant options to certain of our directors, executive officers and consultants after our stock option plan is adopted. We intend to register our stock option plan under the Securities Act after we adopt a plan.

We intend to grant stock options to the following officers, directors and consultants after we approve and adopt a stock option plan:

          Grantee              Number of Options          Exercise Price                 Expiry
----------------------------- -------------------- ------------------------------ ---------------------

Neil McElwee                      782,590(2)                   $6.75                    5 years

Joseph Schlader                   250,000(1)                   $6.75                    5 years

William Galine                    125,000(1)                   $6.75                    5 years

Vahid Rafizadeh                   170,000(2)(3)                $6.75                    5 years

Total                           1,327,540
----------------------------- -------------------- ------------------------------ ---------------------


(1) We reserved for issuance and agreed to grant stock options to Joseph Schlader and William Galine pursuant to a stock option plan after such stock option plan is authorized and adopted. As of October 27, 1999, we have not authorized or adopted such plan.

(2) We are in the process of negotiating the terms of definitive employment agreements with Neil McElwee, our Chief Executive Officer, and Vahid Rafizadeh, our Chief Technology Officer, pursuant to which we anticipate we will issue options exercisable to acquire shares of our common stock at $6.75 per share under our stock option plan. The terms of these grants have not been finalized as of October 27, 1999.

(3) We have also agreed to grant Mr. Rafizadeh, in each of the second and third years of his employment with our company, options to acquire 85,000 shares at $6.75 per share in the event that our company meets certain milestones and Mr. Rafizadeh is an employee on such date; these milestones have not been determined.

We had no stock options/SARs held by named executive officers during the fiscal year ended March 31, 1999. As such, no share purchase options were exercised during our fiscal year ended March 31, 1999 or during the interim financial period ended June 30, 1999.


Employment and Consulting Agreements

The  following  are  employment,   consulting  or  other  service  contracts  or
arrangements between us or our subsidiaries and our directors, executive officers and consultants.

     Neil McElwee Employment Agreement

We in the process of finalizing a definitive employment agreement with Neil McElwee, our Chief Executive Officer. The term of Mr. McElwee's employment will be for three years beginning September 12, 1999 and ending September 12, 2002, provided that we may terminate Mr. McElwee's employment upon (i) three months written notice during the first year of his employment, (ii) six months notice during the second or third year of employment or (iii) at an time during his employment for cause, including conviction for criminal acts, committing acts gross negligence or breach of the employment agreement. Mr. McElwee agreed to serve full time as our Chief Executive Officer. We agreed to compensate Mr. McElwee as follows:

     (i) We will pay Mr. McElwee a salary of $200,000 per year during the first year of his employment commencing on September 12, 1999 through September 12, 2000. Mr. McElwee's salary will increase 12% per year during the term of his employment after the first year, subject to fulfilling the goals outlined by our board of directors at the beginning of each year.

     (ii) We agreed to grant Mr. McElwee options to acquire up to 782,590 shares of our common stock at $6.75 per share under our stock option plan, vesting as follows:

               (a) options exercisable to acquire 260,864 shares on September 12, 2000;
               (b) options exercisable to acquire 260,863 shares on September 12, 2001; and
               (c) options exercisable to acquire 260,863 shares on September 12, 2002,

               provided that Mr. McElwee is as employee on such date.

     (iii) We agreed to pay Mr. McElwee a bonus of $25,000 in the event we close a financing of at least $3 million prior to January 15, 2000.

As of October 27, 1999, our legal counsel has been in the process of finalizing Mr. McElwee's employment agreement, and we anticipate that a definitive employment agreement will be finalized in early November 1999.

     Joseph Schlader Employment Agreement

We in the process of finalizing a definitive employment agreement with Joseph Schlader, our President. The term of Mr. Schlader's employment will be for three years beginning June 14, 1999 and ending June 14, 2002, provided that we may terminate Mr. Schlader's employment upon (i) three months written notice during the first year of his employment, (ii) six months notice during the second or third year of employment or (iii) at an time during his employment for cause, including conviction for criminal acts, committing acts gross negligence or breach of the employment agreement. Mr. Schlader agreed to serve full time as our President and a member of our board of directors. We agreed to compensate Mr. Schlader as follows:

     (i) We agreed to pay Mr. Schlader a salary of $90,000 per year during the first year of his employment commencing on June 14, 1999 through June 14, 2000. Mr. Schlader's salary will increase at the discretion of our board of directors.

     (ii) We also agreed to grant Mr. Schlader options to acquire up to 250,000 shares of our common stock at $6.75 per share under our stock option plan vesting pro rata 25% on each anniversary date, June 14, of his employment over the next four years.

As of October 27, 1999, our legal counsel has been in the process of finalizing Mr. Schlader's employment agreement, and we anticipate that a definitive employment agreement will be finalized in early-November 1999.

     William Galine Employment Agreement

We in the process of finalizing a definitive employment agreement with William Galine, our Vice President. The term of Mr. Galine's employment will be for three years beginning June 14, 1999 and ending June 14, 2002, provided that we may terminate Mr. Galine's employment upon (i) three months written notice during the first year of his employment, (ii) six months notice during the second or third year of employment or (iii) at an time during his employment for cause, including conviction for criminal acts, committing acts gross negligence or breach of the agreement. Mr. Galine agreed to serve full time as our Vice President and a member of our board of directors. We agreed to compensate Mr. Galine as follows:

     (i) We agreed to pay Mr. Galine a salary of $75,000 per year during the first year of his employment commencing on June 14, 1999 through June 14, 2000. Mr. Galine's salary will increase at the discretion of our board of directors.

     (ii) We also agreed to grant Mr. Galine options to acquire up to 125,000 shares of our common stock at $6.75 per share under our stock option plan vesting pro rata 25% on each anniversary date, June 14, of his employment over the next four years.

As of October 27, 1999,  our legal counsel has been in the process of finalizing
Mr.  Galine's  employment  agreement,   and  we  anticipate  that  a  definitive
employment agreement will be finalized in early-November 1999.

     Vahid Rafizadeh Employment Agreement

We in the process of finalizing a definitive employment agreement with Vahid Rafizadeh, our Chief Technology Officer. The term of Mr. Rafizadeh's employment will be for three years beginning October 5, 1999 and ending September 16, 2002, provided that we may terminate Mr. Rafizadeh's employment upon (i) three months written notice during the first year of his employment, (ii) six months notice during the second or third year of employment or (iii) at an time during his employment for cause, including conviction for criminal acts, committing acts gross negligence or breach of the agreement. Mr. Rafizadeh agreed to serve full time as our Chief Technology Officer. We agreed to compensate Mr.
Rafizadeh as follows:

     (i) We agreed to pay Mr. Rafizadeh a salary of $140,000 per year during the first year of his employment commencing on September 16, 1999. Mr. Rafizadeh's salary will increase at the discretion of our board of directors.

     (ii) We agreed to grant Mr. Rafizadeh options to acquire up to 170,000 shares of our common stock at $6.75 per share under our stock option plan, vesting as follows: 100,000 in September 2000, 35,000 in September 2001, and 35,000 in September 2002, provided that Mr. Rafizadeh is an employee on such date.

     (iii) We also agreed to grant Mr. Rafizadeh, in each of his second and third years of employment with our company, options to acquire 85,000 shares, exercisable at $6.75 per share and vesting over three years, if our company meets certain milestones in that year and Mr. Rafizadeh is an employee on such date. We have not determined these milestones.

As of October 27, 1999, our legal counsel has been in the process of finalizing Mr. Rafizadeh's employment agreement, and we anticipate that a definitive employment agreement will be finalized in early-November 1999.

Other Consulting Agreements

We entered into a consulting agreement with IRG Investor Relations Group Ltd., a consultant to Pawnbroker.com, Inc., dated June 25, 1999. Under the terms of the agreement, IRG agreed to provide us certain investor relations consulting services. We agreed to pay IRG as consideration for such services $100,000
(paid) upon execution of the agreement and a monthly fee in the amount of $20,000 for the term of the agreement. We also agreed to grant options exercisable to acquire up to 400,000 shares of our common stock for no additional consideration, of which options to acquire 250,000 shares will vest immediately upon grant and 50,000 shares will vest each time we successfully obtain financing of $5,000,000 or more. The options we agreed to grant to IRG will expire on June 25, 2000. We also agreed to use reasonable efforts to file a registration statement to register the shares issuable under the options pursuant to the Securities Act of 1933, as amended. As of September 30, 1999, we have not granted such options to IRG.

IRG agreed to provide the following consulting and investor relations services:

     o    IRG  assisted  us  in  defining  our  investor   relations  goals  and
          objectives;

     o    IRG  Capital  assisted  us in  preparing  a  corporate  fact sheet for
          distribution  to  targeted   investment   professionals   and  certain
          accredited investors;

     o IRG arranged periodic meetings with interested retail brokers, fund managers and investment advisers;

     o IRG assisted us in preparing and disseminating press release materials to the financial community and media;

     o IRG assisted us in communicating with NASD market makers by informing them of recent company developments;

     o IRG provided potential investors with certain company approved due diligence/investor relations kits;

     o IRG provided us with recommendations to improve disclosure on our Web site related to investors relations;

     o IRG agreed to assist us in developing relationships with merchant and investment banks, private placement professionals and other intermediaries which could provide us with additional private placement financing; and

     o IRG assisted us in developing relationships with potential strategic e-commerce affiliates.

Item 7.   Certain Relationships and Related Transactions.

Joseph Schlader, a director and our President, and William Galine, a director and our Vice President, are directors of Pacific Pawnbrokers. Mr. Galine is also an officer of Pacific Pawnbrokers. Pacific Pawnbrokers has agreed to assist us in testing our Pawnbroker.com software. Pacific Pawnbrokers will participate in the beta test launch of our Pawnbroker.com web site and be a participating pawnshop during the initial soft launch of our site in the fourth quarter of 1999. Pacific Pawnbrokers will post merchandise for sale on our web site and test our systems during the beta test phase. After the beta tests, Pacific Pawnbrokers will offer and sell merchandise on the same terms as other participating pawnshops.

We also acquired the domain names "pawnbroker.com" and "pawnbrokers.com" from Pacific Pawnbrokers for $125,000.

We believe that our relationship with Pacific Pawnbrokers is no less favorable to us than an arrangement with other unrelated parties at arms' length.

Mr. Schlader and William Galine were founders and promoters of Pawnbroker (Nevada). We acquired Pawnbroker (Nevada) by issuing 6,240,000 shares of our common stock to Mr. Schlader, Cheryl Schlader, and Mr. Galine. These shares were issued at a nominal value of $62, which is equal to the par value of the shares and the book value of the assets of Pawnbroker (Nevada) at the time of the acquisition. Cheryl Schlader is Mr. Schlader's wife. The terms of the acquisition were negotiated, at arm's length, by our management at the time of the acquisition with Mr. Schlader, Ms. Schlader, and Mr. Galine. We were represented by separate counsel.

Except for relationships and transactions that we have disclosed above and in other sections of this registration statement such as (a) the ownership of our securities and (b) the compensation described herein, to our knowledge, none of our directors, executive officers, holders of ten percent of our outstanding shares of common stock, or any associate or affiliate of such person, have had a material interest, direct or indirect, since our inception or in any proposed transaction which may materially affect us.


Item 8.   Legal Proceedings.

To the best of our knowledge, we are not subject to any active or pending legal proceedings or claims against us or any of our properties. However, from time to time, we may become subject to claims and litigation generally associated with any business venture.


Item 9. Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters.

On September 17, 1998 our common stock was approved for trading on the National Securities Dealer's Association - over the counter bulletin board under the symbol "DGSG". There was no material market for our common shares prior to March 31, 1999. Our trading symbol was changed to "PBRR" effective June 14, 1999. The following table sets forth, for the periods indicated, the range of the high and low bid quotations as reported by NASD. The bid quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:

OTCBB

---------------------- -------------------------- ------------------------- --------------------------
1999                             High                       Low                      Volume
---------------------- -------------------------- ------------------------- --------------------------
2nd Quarter                      7.50                       6.75                     266,000

3rd Quarter                      8.00                      4.625                    1,148,745
---------------------- -------------------------- ------------------------- --------------------------


On September 30, 1999, the last reported sale price of our common stock reported by the NASD was $4.813. As of September 30, 1999, there were 13 holders of record of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

Item 10.  Recent Sales of Unregistered Securities.

Pursuant to a resolution of the Board of Directors dated February 14, 1998, we initially issued 968,750 (post-split)1 shares of common stock to certain officers, directors and other related persons at par value. The issuance of Original Shares was exempt from registration under the provisions of Section 4(2) of the Securities Act of 1933, as amended. The issuance of the shares did not involve a public offering.

Pursuant to a resolution of the Board of Directors dated February 14, 1998, we issued 25,000 (post-split)1 shares of common stock to Edward F. Meyers III, President of Digital Sign Corporation, to acquire all of the issued and outstanding shares of Digital Signs, Inc., a California corporation. The issuance of the shares was exempt from registration under the provisions of
Section 4(2) of the Securities Act of 1933, as amended. The issuance of the shares did not involve a public offering.

Pursuant to a resolution of the Board of Directors dated February 14, 1998, we issued 106,125 (post- split)1 shares of our common stock for $0.20 per share to raise $20,895, and subsequent to March 31, 1998, we issued an additional 24,875 (post- split) 1 shares of common stock for $0.20 per share to raise $4,975. These offerings were fully subscribed and the shares were issued on March 31, 1998 to the 86 private investors. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The aggregate offering price

-------------------------
1 On June 10, 1999, we amended our Articles of Incorporation to effect a 1-for-4 reverse split of our issued and outstanding share capital. Prior to the reverse split, we had 37,499,000 shares of common stock issued and outstanding and after the reverse split we had 9,374,750 shares of common stock issued and outstanding.

did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

On April 6, 1999, we acquired all of the issued and outstanding shares of common stock of Eriko Internet Inc., a Washington corporation engaged in the business of developing Internet technologies, pursuant to a statutory share exchange under the laws of the state of Washington. Pursuant to an Agreement and Plan of Share Exchange, we issued four (4) shares of our common stock for each one share of common stock of Eriko Internet Inc. We issued 8,500,000 (post-split) 1 shares of our common stock to the shareholders of Eriko Internet Inc. in exchange for their Eriko shares. The shares were issued to the following persons: Doug McLeod, Cameron Woodbridge, Terra Growth Fund, Centennial Growth Fund, Jenner Properties Ltd., GTL Financial Group Inc., Eurogrowth Investments, S.A., Ingleby Investments Ltd., Dotcom Fund, S.A., Remington Capital Partners Ltd. and E.C. Money Fund Ltd. The shares we issued were issued pursuant to an exemption from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act. The aggregate offering price of all Rule 504 transactions completed by us did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act. On May 19, 1999, Cameron Woodbridge, a founding shareholder of Eriko Internet, Inc., contributed 1,000,000 pre-consolidation shares to the corporation for $250. The shares were initially issued as founder's shares for nominal consideration by Eriko Internet, Inc., subject to Mr. Woodbridge serving as a director and officer of Eriko. Mr. Woodbridge contributed the shares because he was no longer actively involved in Eriko at the time of our share exchange with Eriko.

Effective on June 14, 1999, we acquired all of the issued and outstanding shares of Pawnbroker (Nevada) by issuing 6,240,000 post-split shares of common stock to Joseph Schlader, Cheryl Schlader and William Galine. The shares we issued were issued pursuant to an exemption from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

Pursuant to a Subscription Agreement dated June 14, 1999, we issued 1,300,000 units consisting of one common share and one-half of one Common Share Purchase Warrant for $2.31 per unit to raise $3,003,000. Each whole Share Purchase Warrant is exercisable to acquire one additional common share at $2.31 per share until June 23, 2000 and at $2.90 per share until June 23, 2001. This offering was made to Packard Financial Group Inc., a non-U.S. Person, outside the United States. The offering was not underwritten. The shares were issued on an exemption from registration pursuant to Regulation S promulgated under the Securities Act. No placement agent was retained in connection with the offering and no fees or commissions were paid in connection with the transaction.

Item 11.  Descriptions of Registrant's Securities to be Registered.

Our authorized capital consists of 70,000,000 shares consisting of 20,000,000 Preferred shares of a par value of $0.00001 each and 50,000,000 common shares of a par value of $0.0001 each. At August 15, 1999, there were 16,914,750 shares of common stock issued and outstanding and an additional 650,000 shares of common stock have been allotted and reserved for issuance pursuant to outstanding private placement options to purchase shares and warrants. We also agreed to grant options to acquire up to 400,000 shares of our common stock to IRG. We have reserved 2,000,000 shares of our common stock for issuance under an incentive stock option plan, which we intend to adopt. We intend to submit this plan to our shareholders for approval and ratification at our next annual shareholder meeting scheduled in September 2000 or at such earlier time as may be determined by our Board of Directors.

All shares of common stock are of the same class and have the same rights, preferences and limitations. Holders of shares of common stock are entitled to receive dividends in cash, property or shares when and if dividends are declared by our Board of Directors out of funds legally available therefor. There are no limitations on the payment of dividends. A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share of common stock. Upon any liquidation, dissolution or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations or liabilities shall be distributed to the holders of shares of common stock. There are no pre-emptive rights, subscription rights, conversion rights and redemption provisions relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.

The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on such modification. Because a quorum for a general meeting of shareholders can exist with one shareholder (proxy-holder) personally present, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

Item 12.  Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws require us to indemnify to the fullest extent permitted by Delaware law, each person that we have the power to indemnify.

Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Delaware law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors or our stockholders to the fullest extent permitted by Delaware law.

Item 13.  Financial Statements and Supplementary Data.

Not Applicable.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On March 1, 1999, the Company appointed Davidson and Company, Chartered Accountants, as its independent auditors. Harlan & Boettger, LLP was dismissed and has not been associated with any of our financial statements subsequent to March 31, 1998. The change in independent chartered accountants was effective for the fiscal year ended March 31, 1999, was approved by our board of directors and was not due to any disagreement between us and Harlan & Boettger, LLP. Our financial statements for the fiscal year ended March 31, 1998 contain no adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope, or accounting opinion. Harlan & Boettger, LLP has not been associated with any of our financial statements subsequent to the date of the audit report by Harlan & Boettger, LLP, April 23, 1998. The change in independent chartered accountants was effective for fiscal year ended March 31, 1999, was approved by our board of directors and was not due to any disagreement between us and Harlan & Boettger, LLP.

During the period prior to and preceding the change in independent auditors, there were no disagreements with Harlan & Boettger, LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Harlan & Boettger, LLP would have caused them to make reference thereto in their report on our financial statements for the period. We have authorized Harlan & Boettger, LLP to respond fully to any subject matter of any potential disagreement with respect to our financial statements.

We have not been advised by Harlan & Boettger, LLP or our current auditors, Davidson and Company, Chartered Accountants, of any of the following: (A) lack of internal controls necessary to for us to develop reliable financial statements; (B) any information that has come to the attention of our auditors that has led them to no longer be able to rely on management's representations or that has made them unwilling to be associated with the financial statements prepared by management; (C) any need to expand significantly the scope of our auditors' audit or information that has come to our auditors' attention during the period two financial years prior to and preceding the change in our independent auditors that if further investigated, would (i) materially impact the fairness or reliability of the previously issued audit report or the financial statements issued or covering such period or (ii) cause our auditors to become unwilling to rely on management's representations or that has made them unwilling to be associated with our financial statements, or due to the replacement of Harlan & Boettger, LLP or any other reason, our auditor did not so expand the scope of the audit or conduct such further investigation; and
(D) any information that has come to the attention of our auditors that has led them to conclude that such information materially impacts the fairness or reliability of the audit reports or the financial statements issued covering the period two financial years prior to and preceding the change in our independent auditors (including information that, unless resolved, to the satisfaction of such auditor, would prevent it from rendering an unqualified audit report on those financial statements) and due to the replacement of Harlan & Boettger, LLP or any other reason, any issue has not been resolved to such auditor's satisfaction prior to Harlan & Boettger, LLP's replacement.

We engaged Davidson and Company, Chartered Accountants, as our independent auditors on March 1, 1999. We engaged Davidson and Company to audit our financial statement for the fiscal year ended March 31, 1999. There were no disagreements with Harlan & Boettger, LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Harlan & Boettger, LLP would have caused them to make reference thereto in their report on our financial statements for the period


Item 15.  Financial Statements and Exhibits.

The following  financial  statements and related  schedules are included in this
Item:

     (a)  Financial Statements

          Unaudited Financial Statements for the Period Ended June 30, 1999

               Unaudited Consolidated Balance Sheets as at June 30, 1999 and March 31, 1999.

               Unaudited Consolidated Statements of Operations for the three month periods ended June 30, 1999 and 1998.

               Unaudited Consolidated Statements of Cash Flows for the three month periods ended June 30, 1999 and 1998.

               Notes to Unaudited Consolidated Financial Statements.

          Audited Financial Statements for the Fiscal Years Ended March 31, 1999 and 1998

               Auditors' Reports

               Consolidated Balance Sheets as at March 31, 1999 and 1998.

               Consolidated Statements of Operations for the fiscal periods beginning from inception (February 13, 1998) to March 31, 1998 and fiscal year ended March 31, 1999.

               Consolidated Statements of Cash Flows for the fiscal periods beginning from inception (February 13, 1998) to March 31, 1998 and fiscal year ended March 31, 1999.

               Notes to Consolidated Financial Statements.

     (b)  Exhibits

Exhibit
Number         Description
------         -----------
2.1(1)         Agreement  of   Reorganization   by  and  between   Digital  Sign
               Corporation,  Edward F. Meyers III and Digital Signs,  Inc. dated
               February 14, 1998.

2.2(1) Agreement and Plan of Share Exchange by and between Digital Sign Corporation and Eriko Internet, Inc. dated April 4, 1999.

2.3(1) Agreement and Plan of Reorganization by and among Pawnbroker.com, Inc. and Joseph Schlader, Cheryl Schlader and William Galine dated May 14, 1999.

2.4(1) Addendum to Agreement and Plan of Reorganization by and among Pawnbroker.com, Inc. and Joseph Schlader, Cheryl Schlader and William Galine dated June 11, 1999.

3.1(1) Certificate of Incorporation of Digital Sign Corporation filed February 13, 1998.

3.2(1)         Certificate of Amendment of Digital Sign  Corporation  filed June
               10, 1999.

3.3(1)         Bylaws of Digital Sign Corporation.

10.1(1)        Form of Private Placement  Subscription  Agreement dated February
               1998.

10.2(1) Contribution Agreement by and between Digital Sign Corporation and Cameron Woodbridge dated May 19, 1999.

10.3(1) Subscription Agreement by and between Pawnbroker.com, Inc. and Packard Financial Group Inc. dated June 14, 1999.

10.4(1) Form of Share Purchase Warrant issued to Packard Financial Group Inc. on June 14, 1999

10.5(1)        85 Keystone Lease Agreement by and between  Pawnbroker.com,  Inc.
               and The Kowalski Family Trust dated April 1, 1999.

10.6(1) Design and Development Agreement by and between Pawnbroker.com, Inc. and Banshee, Inc. dated April 26, 1999

10.7(1) Consulting Agreement by and between Pawnbroker.com, Inc. and IRG Investor Relations dated June 25, 1999

16.1(2)        Consent and Acknowledgement of Harlan & Boettger, LLP.

21.1(1)        Subsidiaries of the Registrant

27.1(2)        Financial Data Schedule

--------------------
(1) Previously filed on September 1, 1999.
(2) Previously filed on October 13, 1999.

                               PAWNBROKER.COM INC.
                       (formerly Digital Sign Corporation)
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS
                      (Unaudited - Prepared by Management)


                     THREE MONTH PERIOD ENDED JUNE 30, 1999

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Unaudited - Prepared by Management)
================================================================================

                                                                                                   June 30,        March 31,
                                                                                                       1999             1999
-----------------------------------------------------------------------------------------------------------------------------
ASSETS

Current
    Cash                                                                                     $    2,862,751    $      80,500
    Employee advances                                                                                   500                -
    Prepaid expenses                                                                                  1,313                -
                                                                                             --------------    -------------
                                                                                                  2,864,564           80,500
Capital assets (Note 4)                                                                             222,949                -
Domain name (Note 5)                                                                                121,528                -
                                                                                             --------------    -------------
                                                                                             $    3,209,041    $      80,500
============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable and accrued liabilities                                                 $       35,745    $           -
    Advances - Pacific Pawn Broker (Note 7)                                                          15,326                -
    Advances - A Canadian corporation (Note 7)                                                      275,000                -
                                                                                             --------------    -------------
                                                                                                    326,071                -
                                                                                             --------------    -------------
Stockholders' equity
    Capital stock (Note 8)
       Authorized
          20,000,000 preferred stock with a par value of $0.00001
          50,000,000 common stock with a par value of $0.00001
       Issued and outstanding
          June 30, 1999 - 16,914,750 common shares (March 31, 1999 - 8,500,000)                         170               85
    Additional paid-in capital                                                                    3,086,149           80,415
    Deficit accumulated during the development stage                                               (203,349)               -
                                                                                             --------------    -------------
                                                                                                  2,882,970           80,500
                                                                                             --------------    -------------
                                                                                             $    3,209,041    $      80,500
============================================================================================================================

 On behalf of the Board:


                                              Director
 ----------------------------------------------



              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Prepared by Management)
================================================================================


                                                                                 Cumulative
                                                                                    Amounts
                                                                                       From
                                                                              Incorporation
                                                                                         on
                                                                               February 13,      Three Month     Three Month
                                                                                    1998 to     Period Ended    Period Ended
                                                                                   June 30,         June 30,        June 30,
                                                                                       1999             1999            1998
-----------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES

    Contract services                                                        $        8,719    $       8,719     $        -
    Consulting                                                                        6,000            6,000              -
    Depreciation                                                                     19,877           19,877              -
    General and administrative                                                       10,764           10,764              -
    Management fees                                                                  21,000           21,000              -
    Marketing and related expenses                                                    9,009            9,009              -
    Professional fees                                                                18,996           18,996              -
    Promotion                                                                        24,508           24,508              -
    Rent                                                                             21,865           21,865              -
    Salary and wages                                                                 36,089           36,089              -
    Shareholder information and transfer agent fees                                     735              735              -
    Taxes                                                                             2,156            2,156              -
    Travel and related                                                               23,631           23,631              -
                                                                            ---------------    --------------   -------------

Loss for the period                                                          $     (203,349)   $    (203,349)    $        -
=============================================================================================================================

Loss per common share (Note 3)                                              $             -    $       (0.02)    $     0.00
=============================================================================================================================

Weighted average shares outstanding                                                       -       11,873,212              -
=============================================================================================================================






              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign  Corporation)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - Prepared by Management)
================================================================================


                                                                                   Cumulative
                                                                                      Amounts
                                                                                         From
                                                                                Incorporation
                                                                                           on
                                                                                  February 13,     Three Month      Three Month
                                                                                       1998 to    Period Ended     Period Ended
                                                                                      June 30,        June 30,         June 30,
                                                                                         1999            1999             1998
-------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (APPLIED TO):

CASH FLOWS FROM OPERATING ACTIVITIES
    Loss for the period                                                      $     (203,349)    $   (203,349)      $        -
    Item not affecting cash:
       Depreciation                                                                  19,877           19,877                -

    Net change in non-cash working capital items:
       Increase in employee advances                                                   (500)            (500)               -
       Increase in prepaid expenses                                                  (1,313)          (1,313)               -
       Increase in accounts payable and accrued liabilities                          30,557           30,557                -
                                                                             ---------------   ---------------    ------------

    Net cash provided  by operating activities                                     (154,728)        (154,728)               -
                                                                             ---------------   ---------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of capital assets                                                     (239,354)        (239,354)               -
    Purchase of domain name                                                        (125,000)        (125,000)               -
    Acquisition of cash on purchase of subsidiary                                     8,007            8,007                -
                                                                             ---------------   ---------------    ------------
    Net cash applied to investing activities                                       (356,347)        (356,347)               -
                                                                             ---------------   ---------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                        3,003,000        3,003,000                -
    Advances from Pacific Pawn Broker and a Canadian corporation                    290,326          290,326                -
                                                                             ---------------   ---------------    ------------
    Net cash provided by financing activities                                     3,293,326        3,293,326                -
                                                                             ---------------   ---------------    ------------
Change in cash position for the period                                            2,782,251        2,782,251                -

Cash position, beginning of period                                                   80,500           80,500                -
                                                                             ---------------   ---------------    ------------
Cash position, end of period                                                 $    2,862,751     $  2,862,751     $          -
==============================================================================================================================


Supplemental disclosure with respect to cash flows (Note 9)




              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
(Unaudited - Prepared by Management)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================


                                                                                                       Deficit
                                                                                                   Accumulated
                                                               Common Stock          Additional         During          Total
                                                     ----------------------------       Paid-in    Development  Stockholders'
                                                            Shares        Amount        Capital          Stage         Equity
------------------------------------------------------------------------------------------------------------------------------

Balance, February 5, 1999                                       -      $      -     $         -     $        -     $         -

    Common stock issued for cash                         8,500,000            85         80,415              -          80,500
                                                       ------------    -----------  ------------    -----------    -----------
Balance, March 31, 1999                                  8,500,000            85         80,415              -          80,500

    Capital stock of Pawnbroker.com, Inc.
       at April 1, 1999                                  1,124,750            12         26,256              -          26,268

    Deficit of Pawnbroker.com, Inc.
       at April 1, 1999                                          -             -        (23,261)             -         (23,261)

    Common stock issued pursuant to
       the acquisition of Pawnbroker.com, Inc.
       (Nevada) (Note 6)                                 6,240,000            62              -              -              62

    Common stock issued for cash                         1,300,000            13      3,002,987              -       3,003,000

    Share cancellation                                    (250,000)           (2)          (248)             -            (250)

    Loss for the period                                         -              -              -       (203,349)       (203,349)
                                                       ------------    -----------  ------------    -----------    -----------

Balance, June 30, 1999                                  16,914,750     $     170    $ 3,086,149     $ (203,349)   $  2,882,970
==============================================================================================================================







              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999
================================================================================


1.   ORGANIZATION OF THE COMPANY

     Digital Sign Corporation ("the Company), a Delaware corporation, was incorporated on February 13, 1998. On February 14, 1998, the Company issued 100,000 (25,000 post-consolidation) common shares at par value for all of the issued and outstanding shares of Digital Signs, Inc. On April 6, 1999, the Company acquired all of the issued and outstanding shares of Eriko Internet Inc. in exchange for 34,000,000 (8,500,000 post-consolidation) common shares of the Company. On June 10, 1999, the Company consolidated its issued and outstanding shares of common stock through a one for four reverse stock split, from 38,499,000 issued and outstanding to 9,624,750 issued and outstanding. Effective June 14, 1999, the Company acquired all of the issued and outstanding shares of Pawnbroker.com Inc. (a Nevada corporation), in exchange for 6,240,000 common shares of the Company. On June 10, 1999, the Company changed its name to Pawnbroker.com Inc.

     These financial statements contain the financial statements of Pawnbroker.com, Inc., Digital Signs, Inc., Pawnbroker.com, Inc. (a Nevada Corporation) and Eriko Internet Inc. ("Eriko") presented on a consolidated basis. On April 6, 1999, Pawnbroker.com, Inc. acquired all of the issued and outstanding share capital of Eriko by issuing 8,500,000 common shares (Note 6). As a result of the share exchange, control of the combined companies passed to the former shareholders of Eriko. This type of share exchange has been accounted for as a capital transaction acccompanied by a recapitalization of Eriko. As a result, the financial statements presented represent the financial position of Eriko at March 31, 1999 and its results of operations and cash flows for the three month period ended June 30, 1998 and the consolidated financial position of the above Companies as at June 30, 1999 and the results of operations of Eriko for the three month period ended June 30, 1999 and the results of operations and cash flows of Pawnbroker.com, Inc., Pawnbroker.com, Inc. (Nevada) and Digital Signs Inc. from their date of acquisition during the period.

     The Company is in the development stage, and is currently developing an internet based electronic-commerce web site to provide retail customers with the ability to search for and acquire, via the internet, merchandise in inventories of pawnshops throughout North America.

     In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary (consisting only of normal recurring accruals) to present fairly the financial information contained therein. These statements do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the audited financial statements of the Company for the year ended March 31, 1999. The results of operations for the three month period ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending March 31, 2000.


2.   GOING CONCERN

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

     ----------------------------------------------------------------------------------------------------

                                                                                June 30,       March 31,
                                                                                    1999            1999
     ----------------------------------------------------------------------------------------------------
     Deficit accumulated during the development stage                       $   (203,349)     $         -
     Working capital                                                           2,538,493          80,500
     ====================================================================================================

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999
================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation

     The consolidated financial statements include Pawnbroker.com Inc. (formerly Digital Sign Corporation) and its wholly-owned subsidiaries, Digital Signs, Inc., Eriko Internet Inc. and Pawnbroker.com Inc. (a Nevada corporation). All significant inter-company balances and transactions have been eliminated in consolidation.

     Revenue recognition

     The Company will recognize revenue from transaction fees charged to pawn shops when completion of the sale of the related item has occurred and the Company has received its portion of the sales proceeds released from escrow.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

     Cash and cash equivalents

     The Company considers all investments with a maturity of three months or less to be cash equivalents.

     Loss per share

     Earnings per share are provided in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Due to the Company's simple capital structure, with only common stock outstanding, only basic loss per share must be presented. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

     Income taxes

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) results from the net change during the year of deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Accounting for derivative instruments and hedging activities

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999
================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Reporting on costs of start-up activities

     In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle. The Company has adopted this statement during the period.

     Stock-based compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

     Comprehensive income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on total stockholders' equity as of June 30, 1999 and March 31, 1999.

     Software development

     The Company has adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs. Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred. Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life.

     Capital assets

     Capital assets will be recorded at cost less accumulated depreciation. The cost of capital assets is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the Modified Accelerated Cost Recovery System (MACRS) method for both financial reporting and income tax purposes.

     Domain names

     The cost of domain name rights will be amortized over 3 years from the date of commencement of operations.

     Advertising costs

        The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs". As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999
================================================================================


4.   CAPITAL ASSETS

                                                                                                      Net Book Value
                                                                                           --------------- --------------
                                                                               Accumulated        June 30,      March 31,
                                                                      Cost    Depreciation            1999           1999
     --------------------------------------------------------------------------------------------------------------------
     Furniture and fixtures                                     $   28,835    $      938       $   27,897      $       -
     Equipment and software                                        210,518        15,466          195,052              -
                                                                  --------       -------         --------     -----------
                                                                $  239,353    $   16,404       $  222,949      $       -
     ====================================================================================================================


5.   DOMAIN NAME

                                                                                      June 30,       March 31,
                                                                                          1999            1999
        --------------------------------------------------------------------------------------- ---------------
        Domain name                                                               $    125,000    $         -
        Accumulated amortization                                                        (3,472)             -
                                                                                  ------------    -------------
                                                                                  $    121,528    $         -
        ======================================================================================= ===============


6.   BUSINESS COMBINATIONS

     Eriko Internet Inc.

     On April 6, 1999, the Company acquired all of the issued and outstanding share capital of Eriko Internet Inc. ("Eriko"). As consideration, the Company issued 8,500,000 shares of the Company. Legally, the Company is the parent of Eriko. However, as a result of the share exchange described above, control of the combined companies passed to the former shareholders of Eriko. This type of share exchange, has been accounted for as a capital transaction accompanied by a recapitalization of Eriko rather than a business combination. Accordingly, the net assets of Eriko will be included in the balance sheet at book values, with the net assets of the Company recorded at fair market value at the date of acquisition. The revenues and expenses and assets and liabilities reflected in the financial statements prior to the date of acquisition are those of Eriko. Revenue and expenses and assets and liabilities subsequent to the date of acquisition include the accounts of the Company.

     The cost of an acquisition should be based on the fair value of the consideration given, except where the fair value of the consideration given is not clearly evident. In such a case, the fair value of the net assets acquired is used.

     At April 6, 1999, the Company was inactive with a thin market for its shares, making it impossible to estimate the actual market value of the 8,500,000 common shares. Therefore, the cost of the acquisition, $3,007, has been determined by the fair value of the Company's net assets.

     The total purchase price of $3,007 was allocated as follows:

     Current assets                                               $       8,007
     Accounts payable and accrued liabilities                            (5,000)
                                                                  -------------
                                                                  $       3,007

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999
================================================================================


6.   BUSINESS COMBINATIONS (cont'd.....)

     Pawnbroker.com Inc.

     On June 14, 1999, the Company acquired all of the issued and outstanding share capital of Pawnbroker.com Inc., a Nevada corporation ("Pawnbroker-Nevada"). As consideration, the Company issued 6,240,000 common shares of the Company at a deemed value of $62, equal to the par value of the shares issued. As the acquisition of Nevada was deemed to be from a promoter of the Company, the purchase has been recorded at the historical cost of the net assets of Nevada, which approximate the par value of the shares issued.


7.   ADVANCES

     The advances are non-interest bearing and contain no terms of repayment.


8.   CAPITAL STOCK

     On May 19, 1999, a shareholder of the Company surrendered 250,000 shares of common stock which were initially issued as a part of the total shares issued for the acquisition of Eriko Internet Inc. Capital stock and contributed surplus have been reduced by $2 and $248 respectively to eliminate the values initially recorded on issuance.


9.   SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

                                                      June 30,       June 30,
                                                          1999           1998
    ----------------------------------------------------------- ---------------

    Cash paid for income taxes                     $        -     $        -
    Cash paid for interest                                  -              -
    ===========================================================================

     Non-cash investing and financing transactions during the three month period ended June 30, 1999 were as follows:

     a) The Company issued 8,500,000 shares of common stock at a deemed value of $3,007 to acquire 100% of the outstanding of shares of Eriko Internet Inc.

     b)   The Company issued  6,240,000 shares of common stock at a deemed value
          of   $62   to   acquire   100%   of   the   outstanding    shares   of
          Pawnbroker.com-Nevada.

     c) The Company received 250,000 shares of common stock for cancellation at a deemed value of $250, of which amount is included in accounts payable at June 30, 1999.

     There were no non-cash investing and financing transactions during the three month period ended June 30, 1998.

PAWNBROKER.COM INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Prepared by Management)
JUNE 30, 1999
================================================================================


10.  COMMITMENT

     On June 25, 1999, the Company entered into a one-year consulting agreement commencing on July 1, 1999, whereby the Company is obligated to pay $20,000 per month. The first month's fee was due and payable upon execution of the agreement. The Company further agreed to pay the consultant $100,000 upon execution of the agreement. Both payments were paid subsequent to June 30, 1999. In addition, the consultant will be granted 400,000 options to purchase common shares of the Company, exercisable at the market price, post reverse stock split on the first day of trading on the newly consolidated shares, for a period of one year from the date of execution of the agreement. Of these options, 250,000 will vest immediately upon board approval, the remaining 150,000 options will vest in equal amounts of 50,000 for each successful financing of $5,000,000.


11.  SHARE PURCHASE WARRANTS

     During the three month period ended June 30, 1999, the Company issued 1,300,000 units of a private placement consisting of one common share and one-half of a share purchase warrant for $2.31 per unit for total proceeds of $3,003,000. One full share purchase warrant entitles the holder to acquire one additional common share at a price of $2.31 per share until June 23, 2000 and at a price of $2.90 per share until June 23, 2001. As of June 30, 1999, there were 650,000 share purchase warrants outstanding.


12.  RELATED PARTY TRANSACTIONS

     During the three month period ended June 30, 1999, the Company paid the following:

     a)   Advanced $15,326 (1998 - $Nil) to a company with directors in common.

     b)   Management fees of $21,000 (1998 - $Nil) to directors of the Company.

     c)   Salaries of $14,052 (1998 - $Nil) to officers of the Company.

                              PAWNBROKER.COM, INC.
                       (formerly Digital Sign Corporation)
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 1999

                                                                A Partnership of
                                                      Incorporated Professionals
DAVIDSON & COMPANY=========Chartered Accountants================================



                          INDEPENDENT AUDITORS' REPORT


To the Directors and Stockholders of
Pawnbroker.com, Inc.
(formerly Digital Sign Corporation)
(A Development Stage Company)


We have audited the accompanying consolidated balance sheet of Pawnbroker.com, Inc. (formerly Digital Sign Corporation) (A Development Stage Company) as at March 31, 1999 and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Pawnbroker.com, Inc. (formerly Digital Sign Corporation) (A Development Stage Company) as at March 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that Pawnbroker.com, Inc. (formerly Digital Sign Corporation) will continue as a going concern. The Company is in the development stage and does not have the necessary working capital for its planned activity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements as at March 31, 1998 and for the period from incorporation on February 13, 1998 to March 31, 1998 were audited by other auditors who expressed an opinion without reservation on those statements in their audit report dated April 23, 1998.



                                                         /s/ Davidson & Company
Vancouver, Canada                                        Chartered Accountants


June 21, 1999
(except as to Note 1 which is
 as of October 26, 1999)



                   A Member of Accounting Group International
                   ==========================================

     Suite 1270, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
                Telephone (604) 687-0947   Fax (604) 687-6172

[H&B LOGO]                                          Harlan & Boettger, LLP
                                                    Certified Public Accountants

                                                    James C. Harlan III
                                                    William C. Boettger
                                                    P. Robert Wilkinson
                                                    Marshall J. Varano



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Digital Sign Corporation and Subsidiary

We have audited the accompanying consolidated balance sheet of Digital Sign Corporation (a development stage company) and Subsidiary as of March 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (February 13, 1998) to March 31, 1998. These consolidated financial statements are the responsibility of the management of Digital Sign Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Sign Corporation and Subsidiary as of March 31, 1998 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.


/s/ Harlan & Boettger, LLP
San Diego, California
April 23, 1998

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31
================================================================================

                                                                                         1999           1998
--------------------------------------------------------------------------------------------------------------
ASSETS

Current
  Cash                                                                            $     8,007      $   19,513
==============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities                                                               $     5,000      $        -
                                                                                 -------------    ------------

STOCKHOLDERS' EQUITY

  Capital stock (Note 7)
    Authorized
      20,000,000  preferred stock with a par value of $0.00001
      50,000,000  common stock with a par value of $0.00001
    Issued and outstanding
      March 31, 1999 - 1,124,750 common shares (March 31, 1998 - 1,099,875)                11      $       11
    Additional paid-in capital                                                         26,257          21,282
    Stock subscriptions receivable                                                          -            (388)
    Deficit accumulated during the development stage                                  (23,261)         (1,392)
                                                                                 -------------    ------------
                                                                                        3,007          19,513
                                                                                 -------------    ------------
                                                                                  $     8,007      $   19,513
==============================================================================================================

Subsequent events (Note 8)


On behalf of the Board:



                                              Director
 ----------------------------------------------




              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================

                                                                     Cumulative
                                                                        Amounts
                                                                           from                    Period from
                                                                  Incorporation                  Incorporation
                                                                             on                             on
                                                                   February 13,                   February 13,
                                                                        1998 to     Year ended         1998 to
                                                                     March 31,       March 31,      March 31,
                                                                          1999            1999           1998
---------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
    Computer and related expenses                                  $     2,339     $     2,339     $        -
    Contract services                                                      800             800              -
    General and administrative                                           3,740           2,348          1,392
    Marketing and related expenses                                       3,974           3,974              -
    Professional fees                                                   10,669          10,669              -
    Shareholder costs                                                      477             477              -
    Transfer agent                                                       1,262           1,262              -
                                                                   ------------    ------------   ------------

Loss for the period                                                $   (23,261)    $   (21,869)    $   (1,392)
===============================================================================================================


Loss per common share (Note 3)                                                     $     (0.02)     $   (0.00)
===============================================================================================================


Weighted average shares outstanding                                                  1,122,297        994,013
===============================================================================================================








              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
 (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                   Cumulative
                                                                                      Amounts
                                                                                         from                    Period from
                                                                                Incorporation                  Incorporation
                                                                                           on                             on
                                                                                 February 13,                   February 13,
                                                                                      1998 to     Year ended         1998 to
                                                                                   March 31,       March 31,      March 31,
                                                                                        1999            1999           1998
-----------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (APPLIED TO):


CASH FLOWS FROM OPERATING ACTIVITIES
    Loss for the period                                                        $     (23,261)    $   (21,869)    $   (1,392)

    Change in non-cash working capital item:
       Increase in accrued liabilities                                                 5,000           5,000              -

    Adjustments to reconcile loss to cash used in operating activities:
       Stock issued for services                                                          10               -             10
                                                                               -------------     ------------    -----------
    Net cash provided by operating activities                                        (18,251)        (16,869)        (1,382)
                                                                               -------------     ------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                            25,870           4,975         20,895
    Proceeds from stock subscription receivable                                          388             388              -
                                                                               -------------     ------------    -----------

    Net cash provided by financing activities                                         26,258           5,363         20,895
                                                                               -------------     ------------    -----------

Change in cash position for the period                                                 8,007         (11,506)        19,513

Cash position, beginning of period                                                         -          19,513              -
                                                                               -------------     ------------    -----------

Cash position, end of period                                                   $       8,007     $     8,007     $   19,513
============================================================================================================================


Supplemental disclosure with respect to cash flows (Note 5)



              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================


                                                                                                       Deficit
                                                                                                   Accumulated
                                                 Common Stock         Additional          Stock         During         Total
                                       ----------------------------      Paid-in  Subscriptions    Development  Stockholders'
                                             Shares        Amount        Capital     Receivable          Stage        Equity
-----------------------------------------------------------------------------------------------------------------------------
Balance, February 13, 1998                        -     $       -      $       -      $      -       $       -      $       -

    Common stock issued for
       purchase of subsidiary                25,000             -             10             -               -             10

    Common stock issued for cash            106,125             1         20,894             -               -         20,895

    Common stock issued for
       subscription receivable              968,750            10            378          (388)              -              -

    Loss for the period                           -             -              -             -          (1,392)        (1,392)
                                       -------------   ------------   ------------   ------------   ------------   -----------

Balance, March 31, 1998                   1,099,875            11         21,282          (388)         (1,392)        19,513

    Common stock issued for cash             24,875             1          4,974             -               -          4,975

    Cash received for
       subscription receivable                    -             -              -           388               -            388

    Loss for the period                           -             -              -             -         (21,869)       (21,869)
                                       -------------   ------------   ------------   ------------   ------------   -----------

Balance, March 31, 1999                   1,124,750    $       12     $   26,256     $       -       $ (23,261)   $    3,007
=============================================================================================================================





              The accompanying notes are an integral part of these
                       consolidated financial statements.

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999
================================================================================


1.   ORGANIZATION OF THE COMPANY

     Pawnbroker.com, Inc. (formerly Digital Sign Corporation) ("the Company), a Delaware corporation, was incorporated on February 13, 1998.

     These financial statements contain the financial statements of Pawnbroker.com, Inc. (formerly Digital Sign Corporation) and its wholly-owned subsidiary, Digital Signs, Inc., reported on a consolidated basis.

     The Company is in the development stage, and is currently developing an internet based electronic-commerce web site to provide retail customers with the ability to search for and acquire, via the internet, merchandise in inventories of pawnshops throughout North America.


2.   GOING CONCERN

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a merger with an existing operating company.

     ------------------------------------------------------------------------------------------------------
                                                                                 March 31,       March 31,
                                                                                      1999            1998
     -------------------------------------------------------------------------------------- ---------------
     Deficit accumulated during the development stage                       $      (23,261) $       (1,392)
     Working capital                                                                 3,007          19,513
     ======================================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation

     The consolidated financial statements include Digital Sign Corporation and its wholly-owned subsidiary, Digital Signs, Inc., which was incorporated in California on January 28, 1998. All significant inter-company balances and transactions have been eliminated during consolidation.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

     Cash and cash equivalents

     The Company considers all investments with a maturity of three months or less to be cash equivalents.

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999
================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Loss per share

     Earnings per share are provided in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share". Due to the Company's simple capital structure, with only common stock outstanding, only basic loss per share must be presented. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

     Income taxes

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) results from the net change during the year of deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Accounting for derivative instruments and hedging activities

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

     Reporting on costs of start-up activities

     In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle. The Company has not yet determined the effect that the adoption of this statement will have on its financial statements.

     Stock-based compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999
================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Comprehensive income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on total stockholders' equity as of March 31, 1999.


4.   ACQUISITION

     On February 14, 1998, the Company issued 100,000 shares of its common stock at par value of $0.00001 for $10 to acquire 100% of the outstanding shares of Digital Signs, Inc. The transaction was recorded using the purchase method of accounting. At the date of the transaction, Digital Signs, Inc. had no assets or liabilities. At the date of acquisition, the president of Digital Signs, Inc. was also the president of the Company.


5.   SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

     ---------------------------------------------------------------------------
                                                            1999           1998
     ---------------------------------------------------------------------------
     Cash paid for income taxes                       $       -      $       -
     Cash paid for interest                                   -              -
     ===========================================================================

     There were no non-cash transactions during the year ended March 31, 1999.

     Non-cash investing and financing transactions during the period ended March 31, 1998 were as follows:

     i) 3,875,000 shares of common stock was sold at $0.00001 in exchange for subscriptions receivable, totalling $388.

     ii) The Company issued 100,000 shares of its common stock at a deemed value of $10 to acquire 100% of the outstanding shares of Digital Signs, Inc.


6.   INCOME TAXES

     The Company's total deferred tax asset at March 31 is as follows:

     -----------------------------------------------------------------------
                                                       1999           1998
     -----------------------------------------------------------------------

     Net operating loss carryforward            $     3,489     $      209
     Valuation allowance                             (3,489)          (209)
                                                ------------    ------------
                                                $        -      $       -
     =======================================================================

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999
================================================================================


6.   INCOME TAXES (cont'd.....)

     The Company has a net operating loss carryforward of approximately $23,261 (1998 - $1,392). The valuation allowance increased to $3,489 from $209 during the period ended March 31, 1999. The Company provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability.


7.   CAPITAL STOCK

     Reverse stock split

     Subsequent to March 31, 1999, the Company implemented a one for four reverse stock split (Note 8). The consolidated statements of changes in stockholders' equity has been restated to give retroactive recognition of the reverse stock split for all periods presented by reclassifying from common stock to additional paid-in capital the par value of consolidated shares arising from the split. In addition, all references to number of shares and per share amounts of common stock have been restated to reflect the stock split.


8.   SUBSEQUENT EVENTS

     The following transactions occurred subsequent to March 31, 1999:

     a)   On  April  6,  1999,   the  Company   issued   34,000,000   (8,500,000
          post-consolidated) common shares of the Company in exchange for 8,500,000 common shares of Eriko Internet, Inc. ("Eriko"). Legally, the Company is the parent of Eriko. However, as a result of the share exchange described above, control of the combined companies passes to the former shareholders of Eriko. This type of share exchange has been accounted for as a capital transaction accompanied by a recapitalization of Eriko, rather than as a business combination. Accordingly, the net assets of Eriko will be included in the balance sheet at book values, with the net assets of the Company recorded at fair market value at the date of acquisition. The revenues and expenses and assets and liabilities reflected in the financial statements prior to the date of acquisition are those of Eriko. Revenue and expenses and assets and liabilities subsequent to the date of acquisition include the accounts of the Company. Eriko is in the business of acquiring and developing e-commerce related intellectual property.

     b) The Company consolidated its issued and outstanding shares of common stock on a four to one basis from 38,499,000 issued and outstanding to 9,624,750 issued and outstanding effective on June 10, 1999. Loss per common share amounts in the accompanying financial statements have been adjusted for the reverse stock split (Note 7).

     c) On May 18, 1999, the Company entered into a share purchase agreement with the stockholders of Pawnbroker.com Inc. (Nevada) ("Nevada"). Under the terms of the agreement, the Company will acquire all of the shares of Nevada in exchange for 6,240,000 post-consolidation common shares (24,960,000 pre-consolidation common shares) of the Company at a deemed value of $62. As the acquisition of Nevada was deemed to be from a promoter of the Company, the purchase has been recorded at the historical cost of the net assets of Nevada, which approximated the par value of the shares issued.

     d) The Company changed its name to Pawnbroker.com Inc. effective June 10, 1999.

PAWNBROKER.COM, INC.
(formerly Digital Sign Corporation)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999
================================================================================


9.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may incorrectly recognize the year 2000 as some other date, resulting in errors. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

     SIGNATURES

In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized.


Date: October 27, 1999

                                         /s/ Joseph Schlader
                                         ---------------------------------------
                                         Joseph Schlader, President

Exhibit
Number         Description
------         -----------
2.1(1)         Agreement  of   Reorganization   by  and  between   Digital  Sign
               Corporation,  Edward F. Meyers III and Digital Signs,  Inc. dated
               February 14, 1998.

2.2(1) Agreement and Plan of Share Exchange by and between Digital Sign Corporation and Eriko Internet, Inc. dated April 4, 1999.

2.3(1) Agreement and Plan of Reorganization by and among Pawnbroker.com, Inc. and Joseph Schlader, Cheryl Schlader and William Galine dated May 14, 1999.

2.4(1) Addendum to Agreement and Plan of Reorganization by and among Pawnbroker.com, Inc. and Joseph Schlader, Cheryl Schlader and William Galine dated June 11, 1999.

3.1(1) Certificate of Incorporation of Digital Sign Corporation filed February 13, 1998.

3.2(1)         Certificate of Amendment of Digital Sign  Corporation  filed June
               10, 1999.

3.3(1)         Bylaws of Digital Sign Corporation.

10.1(1)        Form of Private Placement  Subscription  Agreement dated February
               1998.

10.2(1) Contribution Agreement by and between Digital Sign Corporation and Cameron Woodbridge dated May 19, 1999.

10.3(1) Subscription Agreement by and between Pawnbroker.com, Inc. and Packard Financial Group Inc. dated June 14, 1999.

10.4(1) Form of Share Purchase Warrant issued to Packard Financial Group Inc. on June 14, 1999

10.5(1)        85 Keystone Lease Agreement by and between  Pawnbroker.com,  Inc.
               and The Kowalski Family Trust dated April 1, 1999.

10.6(1) Design and Development Agreement by and between Pawnbroker.com, Inc. and Banshee, Inc. dated April 26, 1999

10.7(1) Consulting Agreement by and between Pawnbroker.com, Inc. and IRG Investor Relations dated June 25, 1999

16.1(2)        Consent and Acknowledgement of Harlan & Boettger, LLP.

21.1(1)        Subsidiaries of the Registrant

27.1(2)        Financial Data Schedule

--------------------
(1) Previously filed on September 1, 1999.
(2) Previously filed on October 13, 1999.